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Exhibit (a)(1)(i)

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of
MERCURY INTERACTIVE CORPORATION
at
$52.00 Net Per Share
by
MARS LANDING CORPORATION
a wholly-owned subsidiary
of
HEWLETT-PACKARD COMPANY

  THE OFFER AND THE WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, SEPTEMBER 14, 2006, UNLESS THE OFFER IS EXTENDED PURSUANT TO THE MERGER AGREEMENT.

        The offer described in this Offer to Purchase (the "Offer") is conditioned upon, among other things, the condition that, prior to the then scheduled expiration date of the Offer (as it may be extended from time to time), there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of shares of common stock, par value $0.002 per share (the "Shares"), of Mercury Interactive Corporation, a Delaware corporation (the "Company"), that, together with any Shares then owned by Hewlett-Packard Company, a Delaware corporation (the "Parent"), or Mars Landing Corporation, a Delaware corporation and wholly-owned subsidiary of the Parent (the "Offeror"), represents at least a majority of all then outstanding Shares. The Offer also is subject to certain other conditions described in this Offer to Purchase. See Introduction, Section 1 entitled "Terms of the Offer" and Section 15 entitled "Conditions to the Offeror's Obligations" of this Offer to Purchase for more details of terms and conditions of the Offer.

        This Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 25, 2006 (as it may be amended, from time to time, the "Merger Agreement"), by and among the Parent, the Offeror and the Company. Under the terms of the Merger Agreement, following the consummation of the Offer and the payment for all Shares tendered pursuant thereto, and subject to certain conditions described in this Offer to Purchase, the Offeror will merge with and into the Company (the "Merger") and all then outstanding Shares will be cancelled and converted into the right to receive $52.00 per Share (or any higher price per Share that is paid in the Offer), net to the seller in cash without interest thereon, less any required withholding taxes.

        The Board of Directors of the Company unanimously determined that the Merger Agreement is advisable, and the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger taken together) are at a price and on terms that are in the best interests of the Company and the Company's stockholders, and unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

        The Board of Directors of the Company unanimously recommends that Company stockholders tender their Shares in the Offer.

IMPORTANT

        Any stockholder of the Company who holds Shares in such stockholder's own name and desires to tender Shares in the Offer should complete and sign the Letter of Transmittal accompanying this Offer to Purchase in accordance with the instructions therein, and deliver the Letter of Transmittal (together with the stock certificates representing the Shares to be tendered and all other required documents) to Computershare Trust Company of New York, the depositary for the Offer (the "Depositary"), or in lieu thereof, follow the procedures for book-entry transfer set forth in Section 3 entitled "Procedure for Tendering Shares" of this Offer to Purchase.

        Any stockholder of the Company who holds Shares in the name of a broker, dealer, commercial bank, trust company or other nominee and desires to tender Shares in the Offer should request such broker, dealer, commercial bank, trust company or other nominee to tender Shares in the Offer on such Stockholder's behalf. Stockholders of the Company who hold Shares in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee in order to tender Shares in the Offer.

        Any stockholder of the Company who desires to tender Shares in the Offer, but whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis or who cannot deliver all required documents to the Depositary, in each case prior to the expiration of the Offer, must tender such Shares pursuant to the guaranteed delivery procedures set forth in Section 3 entitled "Procedure for Tendering Shares" of this Offer to Purchase.

        Questions and requests for assistance in connection with the Offer should be directed to Innisfree M&A Incorporated, the information agent for the Offer (the "Information Agent"), or to Merrill Lynch & Co., the dealer manager for the Offer (the "Dealer Manager"), at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and any other materials related to the Offer may be obtained at the Offeror's expense from the Information Agent or from brokers, dealers, commercial banks, trust companies or other nominees that hold Shares.

        A summary term sheet describing the principal terms of the Offer appears on pages 1 through 11 of this Offer to Purchase, but stockholders of the Company should read this entire Offer to Purchase carefully before deciding whether to tender Shares in the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

The Dealer Manager for the Offer is:

Merrill Lynch & Co.

August 17, 2006

ii

iii

SUMMARY TERM SHEET

        This summary term sheet highlights important and material information contained in this Offer to Purchase but is intended to be an overview only. To fully understand the tender offer described in this Offer to Purchase, and for a more complete description of the terms of this tender offer, you should read carefully this entire Offer to Purchase, the documents incorporated by reference or otherwise referred to in this Offer to Purchase and the Letter of Transmittal provided with this Offer to Purchase. Section references are included to direct you to a more complete description of the topics discussed in this summary term sheet.

The Offer; Parties to the Offer
Mars Landing Corporation (the "Offeror") is offering (the "Offer") to purchase all of the outstanding shares (the "Shares") of common stock, par value $0.002 per share, of Mercury Interactive Corporation (the "Company") for $52.00 per Share (or any higher price per Share that is paid in the Offer), net to the seller in cash without interest thereon, less any required withholding taxes.

Hewlett-Packard Company (the "Parent') and the Company are Delaware corporations. The Offeror is a Delaware corporation and wholly-owned subsidiary of the Parent. The Parent formed the Offeror for the purpose of acquiring the Company.
See Section 9 entitled "Certain Information Concerning the Offeror and the Parent" of this Offer to Purchase.
The Merger Agreement
The Offeror is making the Offer pursuant to the terms and conditions of an Agreement and Plan of Merger, dated as of July 25, 2006 (as it may be amended from time to time, the "Merger Agreement"), by and among the Parent, the Offeror and the Company.
See Section 13 entitled "The Transaction Documents; The Merger Agreement" of this Offer to Purchase.

Conditions to the Offer
The Offeror (i) will not be required to accept for payment or, subject to any applicable rules and regulations of the U.S. Securities and Exchange Commission (the "SEC") (including Rule 14e-1(c) under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), relating to the obligation of the Offeror to pay for or return any Shares that are tendered in the Offer promptly after termination or withdrawal of the Offer), pay for any Shares that are tendered in the Offer, and (ii) may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any Shares that are tendered in the Offer, in the event that at or prior to the scheduled expiration of the Offer (as it may be extended from time to time):
•
any waiting period (and extensions thereof) applicable to the Offer and the other transactions contemplated by the Merger Agreement (including the Offer and the Merger) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, have not expired or been terminated and any other material antitrust, competition or merger control consents reasonably deemed necessary, appropriate or desirable by the Parent have not been received (or been deemed to have been received by virtue of the expiration or termination of any applicable waiting period), either unconditionally or on terms reasonably satisfactory to the Parent;
•
a number of Shares that, together with any Shares then owned by the Parent or the Offeror, represents at least a majority of all then outstanding Shares have not been validly tendered in accordance with the terms of the Offer and not withdrawn (the "Minimum Condition"); or
	•	any of the following events has occurred:
•
any of the representations and warranties of the Company set forth in the Merger Agreement (i) shall not have been true and correct in all respects as of the date of the Merger Agreement, or (ii) shall not be true and correct in all respects on and as of the expiration date of the Offer, except (A) for any failure to be so true and correct as has not had and would not be reasonably expected have, individually or in the aggregate, a "Company Material Adverse Effect" (as defined below), (B) for changes contemplated by the Merger Agreement, and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date except for any failure to be so true and correct as has not had and would not be reasonably expected have, individually or in the aggregate, a "Company Material Adverse Effect");

•
the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any covenant or other agreement of the Company to be performed or complied with by it under the Merger Agreement prior to the expiration of the Offer;
•
there shall be instituted or pending immediately prior to the expiration date of the Offer any suit, action or proceeding by any governmental entity of competent jurisdiction against the Parent, the Offeror, the Company or any subsidiary of the Company relating to the Offer or the Merger, which would have certain negative impacts on the Parent's ownership or operation of the Company or which otherwise would be reasonably expected to have a "Company Material Adverse Effect;"
•
any governmental entity of competent jurisdiction shall have (i) enacted any law or regulation that is in effect immediately prior to the expiration date of the Offer and has the effect of making the consummation of the Offer or the Merger illegal in any jurisdiction in which the Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger, (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect immediately prior to the expiration date of the Offer and has the effect of making the Offer or the Merger illegal in any jurisdiction in which the Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger, or (iii) taken any other action that, immediately prior to the expiration of the Offer, would be reasonably expected to have certain negative impacts on the Parent's ownership or operation of the Company;
•	any "Company Material Adverse Effect" shall have occurred following the execution and delivery of the Merger Agreement and be continuing;

•
any of the following shall have occurred: (i) the Company shall have breached in any material respect the provisions of the Merger Agreement relating to non-solicitation and the Company Board of Directors' recommendation regarding the Offer and the Merger; (ii) the Company Board of Directors or any committee thereof shall have for any reason withdrawn or changed its recommendation regarding the Offer and the Merger; (iii) the Company shall have failed to include its recommendation in favor of the Offer and the Merger in its Schedule 14D-9 or to permit the Parent to include such recommendation in this Offer to Purchase; (iv) the Company Board of Directors or any committee thereof shall have for any reason approved, or recommended that the stockholders of the Company approve, certain alternative acquisition transactions (whether or not a superior to the Offer and the Merger); or (v) certain types of alternative acquisition proposal (whether or not superior to the Offer and the Merger) shall have been published, sent or given to the stockholders of the Company by a person unaffiliated with the Parent and, promptly following a request by the Parent, the Company shall not have made or sent to the stockholders of the Company (in the Parent's discretion), pursuant to Rule 14e-2 under the Exchange Act or otherwise, a statement unconditionally reaffirming its recommendation in favor of the Offer and the Merger and unconditionally recommending that the stockholders of the Company reject such acquisition proposal and not tender any Shares into such acquisition proposal if made in the form of a tender or exchange offer;
•	the Merger Agreement shall have been terminated in accordance with its terms; or

•
(i) the Company shall not have filed with the SEC its Annual Report on Form 10-K for its fiscal year ended December 31, 2005 (the "2005 Form 10-K"), and/or the 2005 Form 10-K, as so filed with the SEC, shall not comply as to form with the rules and regulations of the SEC applicable to annual reports on Form 10-K (including as a result of the absence of the financial statements required to be filed therewith) or (ii) the 2005 Form 10-K shall fail to include: (1) an opinion of the Company's independent auditors relating to the financial statements of the Company for its fiscal years ended December 31, 2003, 2004 and 2005 included in the 2005 Form 10-K, which is not qualified because of a limitation on the scope of the audit and does not contain qualifications relating to the acceptability of accounting principles used or the completeness of disclosures made or with respect to "going concern;" (2) an opinion of the Company's independent auditors in respect of the Company's internal control over financial reporting at December 31, 2005; (3) the management certifications required by Sections 906 and 302 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"); and (4) the management assessments required by Section 404 of the Sarbanes-Oxley Act.

The foregoing conditions are for the sole benefit of the Parent and the Offeror and, subject to the terms and conditions of the Merger Agreement, may be waived by the Parent or the Offeror, in whole or in part at any time and from time to time prior to the expiration date of the Offer in the sole discretion of the Parent or the Offeror, provided that the Minimum Condition can be waived only with the prior written consent of the Company.

The failure of the Parent or the Offeror to waive any of the conditions to the Offer at any time will not be deemed to be a waiver of any such right to waive any conditions to the Offer (other than the Minimum Condition) and each such waiver right will be deemed to be an ongoing right which may be asserted at any time and from time to time.
See Section 15 entitled "Conditions to the Offeror's Obligations" of this Offer to Purchase.

Company Material Adverse Effect
For purposes of the preceding conditions, a "Company Material Adverse Effect" means any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects that exist at the date of determination of the occurrence of the Company Material Adverse Effect, has or is reasonably likely to have a material adverse effect on the business, financial condition or results of operations of the Company taken as a whole with its subsidiaries; provided, however, that no facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) relating to the following will be deemed to be or constitute a Company Material Adverse Effect, and no facts, circumstances, changes or effects resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, circumstances, changes or effects) will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur:
•
general market, economic or political conditions (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events) to the extent that such conditions do not have a materially disproportionate impact on the Company taken as a whole with its subsidiaries;
•
general market, economic or political conditions in the industries in which the Company or any of its subsidiaries conduct business (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events) to the extent that such conditions do not have a materially disproportionate impact on the Company taken as a whole with its subsidiaries relative to the industries in which the Company or any of its subsidiaries conduct business;
	•	general market, economic or political conditions in Israel (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events);
	•	the announcement or pendency of the Merger Agreement and the Offer and the Merger;
•
changes in generally accepted accounting principles, as applied in the United States ("GAAP"), or changes in the interpretation of GAAP with respect to tax matters or as a result of or arising from an audit review of the consolidated financial statements of the Company and its subsidiaries, in either case pursuant to which the Company is required to change its prior accounting policies or practices;
	•	changes in any laws or other legal requirements;

•	the failure to take any action as a result of any restrictions or prohibitions set forth in the Merger Agreement;
•
any legal claims made or brought by any stockholders of the Company or any former stockholders of the Company (on their own behalf or on behalf of the Company) or other legal proceedings arising out of or related to the Merger Agreement or the Offer and the Merger; or
•
(i) actions, claims, audits, arbitrations, mediations, investigations, proceedings or other legal proceedings (in each case whether threatened, pending or otherwise), (ii) penalties, sanctions, fines, injunctive relief, remediation or any other civil or criminal sanction (in each case whether threatened, pending, deferred or otherwise, and whether financial or otherwise), or (iii) facts, circumstances, changes, effects, outcomes, results, occurrences and eventualities (whether or not known, contemplated or foreseeable, and whether financial or otherwise), in each case relating to: (1) the Company's restatement of its historical consolidated financial statements for the fiscal years ended December 31, 2002, 2003 and 2004 (the "Restatement"), the matters referred to in Item 9A of the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004, or Note 3 or Note 19 of the Company's consolidated financial notes attached to the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004, or the Company's restatement of the unaudited financial statements contained in its quarterly report on Form 10-Q for the quarter ended March 31, 2005, (2) the Company's failure to file in a timely manner its the 2005 Form 10-K, the Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2005, and the Quarterly Report on Form 10-Q for the quarters ended or ending March 31, June 30, and September 30, 2006, or (3) the Company's historical stock-based compensation practices, including with respect to the grant of stock options and the purchase of Company stock by employees; the recording of, accounting for and disclosure relating to the stock option grants and Company stock purchases by employees, remedies determined by the Company's special committee or special litigation committee of the Company Board of Directors or the Company Board of Directors relating to the Company's investigation of such stock-based compensation or in connection with the Restatement, and the Company's tax practices with respect to such compensation practices, including the grant of stock options and the purchase of Company stock by employees.

See Section 13 entitled "The Transaction Documents; The Merger Agreement" of this Offer to Purchase.
Expiration of the Offer	The Offer expires at 12:00 Midnight, New York City time, on Thursday, September 14, 2006, unless the Offeror extends the Offer.
See Section 1 entitled "Terms of the Offer" of this Offer to Purchase.
Extensions of the Offer	The Offeror will extend the Offer:
•
for successive periods of ten business days each if any of the conditions to the Offer have not been satisfied or waived as of any then scheduled expiration date of the Offer in order to permit the satisfaction of the conditions to the Offer; or
•
for any period as may be required by any rule, regulation, interpretation or position of the SEC, the staff of the SEC, the Nasdaq Global Select Market or the New York Stock Exchange that is applicable to the Offer.

The Offer will be extended for ten business days following the filing of the 2005 Form 10-K unless the Offeror and the Parent waive the condition to the Offer that the Company file its 2005 Form 10-K. Notwithstanding the foregoing, the Offeror is not obligated to extend the Offer beyond October 31, 2006, or March 31, 2007 in the event that all of the conditions to the Offer are satisfied as of October 31, 2006 other than the receipt of requisite regulatory approvals or the Company's filing of its 2005 Form 10-K.
In addition, notwithstanding the foregoing, the Offeror's obligations to extend the Offer will not impair the parties' rights to terminate the Merger Agreement pursuant to the terms thereof.
See Section 1 entitled "Terms of the Offer" of this Offer to Purchase.
Subsequent Offering Period
The Offeror may provide for a "subsequent offering period" within the meaning of Rule 14d-11 under the Exchange Act of between three and twenty business days immediately following the expiration of the Offer.

In addition, if more than eighty percent (80%) of the then outstanding Shares are validly tendered and not withdrawn pursuant to the Offer on the applicable date of expiration of the Offer (as it may be extended), the Offeror will provide for a subsequent offering period of ten business days immediately following the expiration of the Offer unless the Offeror exercises an option to purchase the number of Shares that would cause the Offeror to own one Share more than ninety percent (90%) of the Shares then outstanding.

See Section 1 entitled "Terms of the Offer" of this Offer to Purchase.
Ability to Withdraw Tendered Shares
Shares that are tendered in the Offer may be withdrawn at any time prior to 12:00 Midnight, New York City time, on Thursday, September 14, 2006, and, unless accepted for payment pursuant to the Offer, may also be withdrawn at any time after Sunday, October 15, 2006.

However, if the Offeror provides for a "subsequent offering period," Shares that are tendered in the Offer may not be withdrawn during the subsequent offering period. In addition, any Shares that are tendered during the subsequent offering period may not be withdrawn.
See Section 4 entitled "Withdrawal Rights" of this Offer to Purchase.
Certain Effects of the Offer; Deregistration
If the Offer is consummated but the Merger does not occur, the number of stockholders and the number of Shares of the Company that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares.

In addition, the Offeror intends to and will cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met.
See Section 7 entitled "Effect of Offer on Listing, Market for Shares and SEC Registration" of this Offer to Purchase.
The Merger
If the Offer is consummated, the Offeror accepts and pays for all Shares that are tendered in the Offer and certain other conditions are satisfied, the Offeror will merge with and into the Company and all then outstanding Shares will be cancelled and converted into the right to receive $52.00 per Share (or any higher price per Share that is paid in the Offer), net to the seller in cash without interest thereon, less any required withholding taxes.

If the Offeror holds ninety percent (90%) or more of the outstanding Shares following consummation of the Offer, the Parent intends to and will cause the Offeror and the Company to consummate the Merger using the "short form" merger procedures available under Delaware law. Neither stockholder approval nor the approval of the Company Board of Directors would be required to consummate the Merger using the "short form" merger procedures of Delaware law. Accordingly, if the "short form" merger procedures of Delaware law are available, the Parent, the Offeror and the Company will consummate the Merger shortly following the consummation of the Offer.

If the Offeror does not acquire at least ninety percent (90%) of the outstanding Shares pursuant to the Offer, the Parent, the Offeror and the Company will not be permitted to consummate the Merger without the approval of the Company's stockholders. Under these circumstances, the Company will call and convene a stockholder meeting as soon as possible after the consummation of the Offer for the purpose of voting on the Merger, but this process could take significantly longer than the "short form" merger procedures described above. The Parent will be entitled to vote any Shares it holds on the record date for the Company stockholder meeting at which the Merger is voted upon.
In order to facilitate the Merger, the Company has granted the Offeror two options to acquire Shares directly from the Company:
•
Under the terms of one option, after the Offeror's initial acceptance of Shares for payment pursuant to the Offer, the Offeror has the right to acquire the lowest number of Shares that, when added to any other Shares then held by the Parent and the Offeror, would constitute one more Share than ninety percent (90%) of the Shares then outstanding, at a price that is equal to the price paid for Shares pursuant to the Offer. In no event, however, may the Offeror exercise this option to acquire more Shares than the Company's then authorized Shares. The purpose of this option is to enable the Parent, the Offeror and the Company to consummate the Merger using the "short form" merger procedures available under Delaware law.

•
Under the terms of the second option, if the number of Shares held by the Offeror would no longer constitute a majority of the outstanding Shares following the Offeror's initial acceptance of Shares for payment pursuant to the Offer due to the exercise of Company stock options or the conversion of other Company securities, the Offeror has the right to acquire the lowest number of Shares that, when added to any other Shares then held by the Parent and the Offeror, would constitute one more Share than fifty percent (50%) of the Shares then outstanding, at a price that is equal to the price paid for Shares pursuant to the Offer. In no event, however, may the Offeror exercise this option to acquire more Shares than the Company's then authorized Shares. The purpose of this option is to ensure that the Parent and the Offeror will continue to hold at least a majority of the Shares at the record date for the Company stockholder meeting at which the Merger is voted upon even if Company options are exercised after the consummation of the Offer or other Company securities are converted into Shares following the consummation of the Offer.
See Section 12 entitled "Purpose of the Offer; The Merger; Plans for the Company" of this Offer to Purchase.
Appraisal Rights
No appraisal rights will be available in connection with the Offer. If the Offer is consummated, however, appraisal rights will be available in connection with the Merger under Delaware law for those Company stockholders who do not tender Shares in the Offer.
See Section 17 entitled "Appraisal Rights" of this Offer to Purchase.
Position of the Company Board of Directors	The Board of Directors of the Company unanimously:
• determined that the Merger Agreement is advisable;
•
determined that the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger taken together) are at a price and on terms that are in the best interests of the Company and the Company's stockholders; and
• approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.
Accordingly, the Board of Directors of the Company unanimously recommends that Company stockholders tender their Shares in the Offer.
See the "Introduction" to this Offer to Purchase.

        See Section 1 entitled "Terms of the Offer" and Section 13 entitled "The Transaction Documents" of this Offer to Purchase for a more complete description of the Offer and the Merger.

QUESTIONS AND ANSWERS

        Mars Landing Corporation, a Delaware corporation and wholly-owned subsidiary of Hewlett-Packard Company, a Delaware corporation, is offering to purchase all of the outstanding shares of common stock, par value $0.002 per share, of Mercury Interactive Corporation, a Delaware corporation for $52.00 per Share (or any higher price per Share that is paid in the tender offer), net to the seller in cash without interest thereon, less any required withholding taxes, pursuant to the terms of an Agreement and Plan of Merger, dated as of July 25, 2006 (as it may be amended from time to time, the "Merger Agreement"), by and among Hewlett-Packard Company, Mars Landing Corporation and Mercury Interactive Corporation. The following are some of the questions you may have as a stockholder of Mercury Interactive Corporation in connection with the proposed Offer and the answers to those questions. You are urged to read carefully the remainder of this Offer to Purchase and the enclosed Letter of Transmittal because the information provided below is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my shares?

        Mars Landing Corporation is offering to buy your shares. Mars Landing Corporation is a Delaware corporation and wholly-owned subsidiary of Hewlett-Packard Company, which is also a Delaware corporation. Hewlett-Packard Company formed Mars Landing Corporation for the sole purpose of acquiring the Mercury Interactive Corporation, and, accordingly, Mars Landing Corporation has not carried on any activities other than in connection with the acquisition of the Company.

        Unless the context indicates otherwise, in this Offer to Purchase we use the terms the "Offeror," "us," "we" and "our" to refer to Mars Landing Corporation and, where appropriate, Hewlett-Packard Company. We use the term the "Parent" to refer to Hewlett-Packard Company alone and the term the "Company" to refer to Mercury Interactive Corporation.

        See the "Introduction" and Section 9 entitled "Certain Information Concerning the Offeror and the Parent" of this Offer to Purchase.

How many shares are you offering to buy?

        The Offeror is offering to purchase all of the outstanding shares of common stock, par value $0.002 per share, of the Company on the terms and subject to the conditions set forth in this Offer to Purchase. Unless the context otherwise requires, in this Offer to Purchase we use the term "Offer" to refer to this offer and the term "Shares" to refer to shares of Company common stock that are the subject of the Offer.

        See the "Introduction" and Section 1 entitled "Terms of the Offer" of this Offer to Purchase.

How much are you offering to pay for my Shares?

        The Offeror is offering to pay you $52.00 per Share (or any higher price per Share that is paid in the Offer), net to you in cash without interest thereon, less any required withholding taxes.

Will I have to pay any fees or commissions if I tender my Shares?

        If you hold your Shares directly as the registered owner and you tender your Shares in the Offer, you will not have to pay brokerage fees or similar expenses.

        If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and the holder of your Shares tenders them on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

Do you have the financial resources to pay for the shares?

        Yes. We estimate that we will need approximately $4.5 billion, net of existing cash and debt, to purchase all of the Shares pursuant to the Offer and to pay all related fees and expenses. As of April 30, 2006, the Parent and its direct and indirect subsidiaries had cash and cash equivalents and short-term investments in the amount of approximately $14.0 billion. The Offeror will have sufficient cash on hand at the expiration of the Offer to pay the offer price for all Shares that are tendered in the Offer because the Parent will contribute or otherwise advance funds to the Offeror to enable the Offeror to pay for the Shares that are tendered in the Offer. The Offer is not conditioned upon any financing arrangements.

        See Section 10 entitled "Source and Amount of Funds" of this Offer to Purchase.

Is your financial condition relevant to my decision to tender my Shares?

        No. We do not believe our financial condition is relevant to your decision to tender your Shares in the Offer because:

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  the Offer is not subject to any financing condition; and

  •
  if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the subsequent Merger.

Does the Company Board of Directors recommend that I tender my Shares?

        The Board of Directors of the Company unanimously:

  •
  determined that the Merger Agreement is advisable;

  •
  determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger taken together, are at a price and on terms that are in the best interests of the Company and the Company's stockholders; and

  •
  approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

        Accordingly, the Board of Directors of the Company unanimously recommends that you tender your Shares in the Offer.

        See the "Introduction" to this Offer to Purchase.

Is there a deadline for tendering my Shares?

        You will have until 12:00 midnight, New York City time, on Thursday, September 14, 2006, to tender your Shares in the Offer, unless we extend the Offer.

        If you cannot deliver everything that is required to validly tender your Shares by that time, you may be able to use a guaranteed delivery procedure to tender your Shares. The procedures for tendering your Shares by guaranteed delivery are described later in this Offer to Purchase.

        See Section 1 entitled "Terms of the Offer" and Section 3 entitled "Procedure for Tendering Shares" of this Offer to Purchase.

Under what circumstances would you extend the Offer?

        We will extend the Offer beyond Thursday, September 14, 2006:

  •
  for successive periods of ten business days each if any of the conditions to the Offer have not been satisfied or waived as of any then scheduled expiration date of the Offer in order to permit the satisfaction of the conditions to the Offer; or

  •
  for any period as may be required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the "SEC"), the staff of the SEC, the Nasdaq Global Select Market and the New York Stock Exchange that is applicable to the Offer.

        The Offer will be extended for ten business days following the filing of the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2005 (the "2005 Form 10-K") unless the Offeror and the Parent waive the condition to the Offer that the Company file its 2005 Form 10-K. Notwithstanding the foregoing, we are not obligated to extend the Offer beyond October 31, 2006, or March 31, 2007 in the event that all of the conditions to the Offer are satisfied as of October 31, 2006 other than the receipt of requisite regulatory approvals or the Company's filing of its 2005 Form 10-K. In addition, notwithstanding the foregoing, the Offeror's obligations to extend the Offer will not impair the parties' rights to terminate the Merger Agreement and abandon the Offer pursuant to the terms of the Merger Agreement.

        The Offeror also may provide for a "subsequent offering period" of between three and twenty business days following the consummation of the Offer. If more than eighty percent (80%) of the then outstanding Shares are validly tendered and not withdrawn pursuant to the Offer on the applicable date of expiration of the Offer (as it may be extended), the Offeror will extend the Offer for a subsequent offering period of ten business days immediately following the expiration of the Offer unless the Offeror exercises an option to purchase the number of Shares that would cause it to own one Share more than ninety percent (90%) of the Shares then outstanding.

        See Section 1 entitled "Terms of the Offer" of this Offer to Purchase for more details on our ability to extend the Offer.

How will I be notified if you extend the Offer?

        If we extend the Offer, we will inform Computershare Trust Company of New York, the depositary for the Offer, of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire.

        See Section 1 entitled "Terms of the Offer" of this Offer to Purchase.

What are the most significant conditions to the Offer?

        The Offeror (i) will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), relating to the obligation of the Offeror to pay for or return any Shares that are tendered in the Offer promptly after termination or withdrawal of the Offer), pay for any Shares that are tendered in the Offer, and (ii) may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any Shares that are tendered in the Offer, in the event that at or prior to the scheduled expiration of the Offer (as it may be extended from time to time):

  •
  any waiting period (and extensions thereof) applicable to the Offer and the other transactions contemplated by the Merger Agreement (including the Offer and the Merger) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, have not expired or been terminated and any other material antitrust, competition or merger control consents reasonably deemed necessary, appropriate or desirable by the Parent have not been received (or been deemed to have been received by virtue of the expiration or termination of any applicable waiting period), either unconditionally or on terms reasonably satisfactory to the Parent;

  •
  a number of Shares that, together with any Shares then owned by the Parent or the Offeror, represents at least a majority of all then outstanding Shares have not been validly tendered in accordance with the terms of the Offer and not withdrawn (the "Minimum Condition"); or

  •
  any of the following events has occurred:

  •
  any of the representations and warranties of the Company set forth in the Merger Agreement (i) shall not have been true and correct in all respects as of the date of the Merger Agreement, or (ii) shall not be true and correct in all respects on and as of the expiration date of the Offer, except (A) for any failure to be so true and correct as has not had and would not be reasonably expected have, individually or in the aggregate, a "Company Material Adverse Effect," (B) for changes contemplated by the Merger Agreement, and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date except for any failure to be so true and correct as has not had and would not be reasonably expected have, individually or in the aggregate, a "Company Material Adverse Effect");

  •
  the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any covenant or other agreement of the Company to be performed or complied with by it under the Merger Agreement prior to the expiration of the Offer;

  •
  there shall be instituted or pending immediately prior to the expiration date of the Offer any suit, action or proceeding by any governmental entity of competent jurisdiction against the Parent, the Offeror, the Company or any subsidiary of the Company relating to the Offer or the Merger, which would have certain negative impacts on the Parent's ownership or operation of the Company or which otherwise would be reasonably expected to have a "Company Material Adverse Effect;"

  •
  any governmental entity of competent jurisdiction shall have (i) enacted any law or regulation that is in effect immediately prior to the expiration date of the Offer and has the effect of making the consummation of the Offer or the Merger illegal in any jurisdiction in which the Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of any of the Offer or the Merger), (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect immediately prior to the expiration date of the Offer and has the effect of making the Offer or the Merger illegal in any jurisdiction in which the Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger), or (iii) taken any other action that, immediately prior to the expiration of the Offer, would be reasonably expected to have certain negative impacts on the Parent's ownership or operation of the Company;

  •
  any "Company Material Adverse Effect" shall have occurred following the execution and delivery of the Merger Agreement and be continuing;

  •
  any of the following shall have occurred: (i) the Company shall have breached in any material respect the provisions of the Merger Agreement relating to non-solicitation and the Company's board recommendation regarding the Offer and the Merger; (ii) the Company

      Board of Directors or any committee thereof shall have for any reason withdrawn or changed its recommendation regarding the Offer and the Merger; (iii) the Company shall have failed to include its recommendation in favor of the Offer and the Merger in its Schedule 14D-9 or to permit the Parent to include such recommendation in this Offer to Purchase; (iv) the Company Board of Directors or any committee thereof shall have for any reason approved, or recommended that the stockholders of the Company approve, certain alternative acquisition transactions (whether or not a superior to the Offer and the Merger); or (v) certain types of alternative acquisition proposal (whether or not superior to the Offer and the Merger) shall have been published, sent or given to the stockholders of the Company by a person unaffiliated with Parent and, promptly following a request by the Parent, the Company shall not have made or sent to the stockholders of the Company (in the Parent's discretion), pursuant to Rule 14e-2 under the Exchange Act or otherwise, a statement unconditionally reaffirming its recommendation in favor of the Offer and the Merger and unconditionally recommending that the stockholders of the Company reject such acquisition proposal and not tender any Shares into such acquisition proposal if made in the form of a tender or exchange offer;

    •
    the Merger Agreement shall have been terminated in accordance with its terms; or

    •
    (i) the Company shall not have filed with the SEC the 2005 Form 10-K, and/or the 2005 Form 10-K, as so filed with the SEC, shall not comply as to form with the rules and regulations of the SEC applicable to annual reports on Form 10-K (including as a result of the absence of the financial statements required to be filed therewith) or (ii) the 2005 Form 10-K shall fail to include: (1) an opinion of the Company's independent auditors relating to the financial statements of the Company for its fiscal years ended December 31, 2003, 2004 and 2005 included in the 2005 Form 10-K, which is not qualified because of a limitation on the scope of the audit and does not contain qualifications relating to the acceptability of accounting principles used or the completeness of disclosures made or with respect to "going concern;" (2) an opinion of the Company's independent auditors in respect of the Company's internal control over financial reporting at December 31, 2005; (3) the management certifications required by Sections 906 and 302 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"); and (4) the management assessments required by Section 404 of the Sarbanes-Oxley Act.

        The foregoing conditions are for the sole benefit of the Parent and the Offeror and, subject to the terms and conditions of the Merger Agreement, may be waived by the Parent and the Offeror, in whole or in part at any time and from time to time prior to the expiration date in the sole discretion of the Parent and the Offeror; provided, however, that the Minimum Condition may be waived only with the prior written consent of the Company. The failure by the Parent and the Offeror to waive any of the conditions to the Offer will not be deemed to be a waiver of any such right to waive any conditions to the Offer (other than the Minimum Condition) each such waiver right shall be deemed an ongoing right that may be asserted at any time and from time to time.

        For purposes of the preceding conditions, a "Company Material Adverse Effect" means any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects that exist at the date of determination of the occurrence of the Company Material Adverse Effect, has or is reasonably likely to have a material adverse effect on the business, financial condition or results of operations of the Company taken as a whole with its subsidiaries. Notwithstanding the foregoing, no facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) relating to the following will be deemed to be or constitute a Company Material Adverse Effect, and no facts, circumstances, changes or effects resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, circumstances, changes or effects) will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur:

  •
  general market, economic or political conditions (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events) to the extent that such conditions do not have a materially disproportionate impact on the Company taken as a whole with its subsidiaries;

  •
  general market, economic or political conditions in the industries in which the Company or any of its subsidiaries conduct business (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events) to the extent that such conditions do not have a materially disproportionate impact on the Company taken as a whole with its subsidiaries relative to the industries in which the Company or any of its subsidiaries conduct business;

  •
  general market, economic or political conditions in Israel (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events);

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  the announcement or pendency of this Agreement and the Offer and the Merger;

  •
  changes in generally accepted accounting principles, as applied in the United States ("GAAP"), or changes in the interpretation of GAAP with respect to tax matters or as a result of or arising from an audit review of the consolidated financial statements of the Company and its subsidiaries, in either case pursuant to which the Company is required to change its prior accounting policies or practices;

  •
  changes in any laws or other legal requirements;

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  the failure to take any action as a result of any restrictions or prohibitions set forth in the Merger Agreement;

  •
  any legal claims made or brought by any stockholders of the Company or any former stockholders of the Company (on their own behalf or on behalf of the Company) or other legal proceedings arising out of or related to the Merger Agreement or the Offer and the Merger; or

  •
  (i) actions, claims, audits, arbitrations, mediations, investigations, proceedings or other legal proceedings (in each case whether threatened, pending or otherwise), (ii) penalties, sanctions, fines, injunctive relief, remediation or any other civil or criminal sanction (in each case whether threatened, pending, deferred or otherwise, and whether financial or otherwise), or (iii) facts, circumstances, changes, effects, outcomes, results, occurrences and eventualities (whether or not known, contemplated or foreseeable, and whether financial or otherwise), in each case relating to: (1) the Company's restatement of its historical consolidated financial statements for the fiscal years ended December 31, 2002, 2003 and 2004 (the "Restatement"), the matters referred to in Item 9A of the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004, or Note 3 or Note 19 of the Company's consolidated financial notes attached to the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004, or the Company's restatement of the unaudited financial statements contained in its quarterly report on Form 10-Q for the quarter ended March 31, 2005, (2) the Company's failure to file in a timely manner the 2005 Form 10-K, the Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2005, and the Quarterly Report on Form 10-Q for the quarters ended or ending March 31, June 30, and September 30, 2006, or (3) the Company's historical stock-based compensation practices, including with respect to the grant of stock options and the purchase of Company stock by employees; the recording of, accounting for and disclosure relating to the stock option grants and Company stock purchases by employees, remedies determined by the special committee or special litigation committee of the Company Board of Directors or the Company Board of Directors relating to the Company's investigation of such stock-based compensation or in connection with the Restatement, and the Company's tax practices with respect to such compensation practices, including the grant of stock options and the purchase of Company stock by employees.

        The foregoing conditions are for the sole benefit of the Parent and the Offeror and, subject to the terms and conditions of the Merger Agreement, may be waived by the Parent or the Offeror, in whole or in part at any time and from time to time prior to the expiration date of the Offer in the sole discretion of the Parent or the Offeror, provided that the Minimum Condition can be waived only with the prior written consent of the Company.

        See Section 15 entitled "Conditions to the Offeror's Obligations" of this Offer to Purchase.

How do I tender my Shares?

        If you hold your Shares directly as the registered owner, you can tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to Computershare Trust Company of New York, the depositary for the Offer, not later than the date and time the Offer expires. The Letter of Transmittal is enclosed with this Offer to Purchase.

        If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, the broker, dealer, commercial bank, trust company or other nominee that holds your Shares can tender your Shares on your behalf, and may be able to tender your Shares through The Depository Trust Company. You should contact the broker, dealer, commercial bank, trust company or other nominee that holds your Shares for more details.

        If you are unable to deliver any documents or instruments that are required to tender your Shares to the depositary for the Offer by the expiration of the Offer, you may gain some extra time by having a broker, a bank or another fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary for the Offer using the enclosed Notice of Guaranteed Delivery. To validly tender Shares in this manner, however, the depositary for the Offer must receive the missing items within the time period specified in the notice.

        See Section 3 entitled "Procedure for Tendering Shares" of this Offer to Purchase.

May I withdraw previously tendered Shares?

        You may withdraw any previously tendered Shares at any time prior to 12:00 Midnight, New York City time, on Thursday, September 14, 2006 or such later date as the Offer may be extended, and, unless accepted for payment pursuant to the Offer, you may also withdraw any previously tendered Shares at any time after Sunday, October 15, 2006.

        If we provide for a "subsequent offering period," however, you will not be able to withdraw any Shares that you previously tendered in the Offer or any of the Shares that you tender during the subsequent offering period.

        See Section 4 entitled "Withdrawal Rights" of this Offer to Purchase.

How do I withdraw previously tendered Shares?

        To withdraw Shares that you previously tendered in the Offer, you must deliver a written notice of withdrawal, or a manually signed facsimile of one, with the required information to the depositary for the Offer, Computershare Trust Company of New York, while you still have the right to withdraw the Shares.

        If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee that tendered your Shares to arrange for the withdrawal of your Shares.

        See Section 4 entitled "Withdrawal Rights" of this Offer to Purchase.

If I decide not to tender my Shares, what will happen to my Shares?

        If the Offer is consummated and certain other conditions are satisfied, the Offeror will merge with and into the Company and all then outstanding Shares will be cancelled and converted into the right to receive $52.00 per Share (or any higher price per Share that is paid in the Offer), net to the seller in cash without interest thereon, less any required withholding taxes. We use the term "Merger" in this Offer to Purchase to refer to the merger that will follow the Offer.

        If the Merger is consummated, Company stockholders who do not tender their Shares in the Offer will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer and the Merger are consummated, the only differences to you between tendering your Shares and not tendering your shares in the Offer are that you will be paid earlier if you tender your Shares in the Offer and appraisal rights will not be available to you if you tender Shares in the Offer but will be available to you in the Merger. See Section 17 entitled "Appraisal Rights" of this Offer to Purchase. However, if the Offer is consummated but the Merger is not consummated, the number of Company stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, as described below, the Company may cease making filings with the SEC or otherwise may not be required to comply with the rules relating to publicly held companies.

        See the "Introduction" and Section 7 entitled "Effect of Offer on Listing, Market for Shares and SEC Registration" of this Offer to Purchase.

If the Offer is consummated, will the Company remain a public company?

        No. Following the consummation of the Offer, we will complete the Merger if and when the conditions to the Merger are satisfied. If the Merger is consummated, the Company no longer will be publicly owned. Even if the Merger is not consummated, following the consummation of the Offer:

  •
  there may not be a public trading market for the Shares; and

  •
  the Company may cease making filings with the SEC or otherwise cease being required to comply with the rules relating to publicly held companies because we intend to and will cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met.

        See Section 7 entitled "Effect of Offer on Listing, Market for Shares and SEC Registration" of this Offer to Purchase.

Will I have appraisal rights in connection with the Offer?

        No appraisal rights will be available to you in connection with the Offer. Stockholders will be entitled to appraisal rights in connection with the Merger if they do not tender Shares in the Offer.

        See Section 17 entitled "Appraisal Rights" of this Offer to Purchase.

What is the market value of my Shares as of a recent date?

        On July 24, 2006, the last full day of trading before the public announcement of the Merger Agreement, the last sale price of the Company common stock reported was $38.67 per share. On August 16, 2006, the last full day of trading before the commencement of the Offer, the closing price of the Company common stock reported was $50.40 per share. We encourage you to obtain a recent quotation for shares of the Company common stock in deciding whether to tender your shares.

        See Section 6 entitled "Price Range of Shares; Dividends on the Shares" of this Offer to Purchase.

What will happen to my Company option in the Offer and the Merger?

        If you have an option to purchase Shares, which was granted under a Company stock plan, or an option that the Company converted pursuant to an acquisition or merger (each a "Company option"), your Company option will not be affected by the Offer. In connection with the Merger, the Parent will either assume your Company option so that it is exercisable for Parent common stock after the Merger, or will cancel your Company option. The Parent will cancel your Company option if: (1) you are not an employee or service provider of the Parent or a subsidiary of the Parent immediately after the Merger; (2) your Company option is outstanding, vested, exercisable and in-the-money (i.e., has an exercise price per share that is less than $52.00 (or any higher price per Share that is paid in the Offer)); or (3) you are a resident of a non-U.S. jurisdiction and the Parent does not reasonably believe that it can assume your Company option under the laws of your jurisdiction or pursuant to the Parent's practices and policies. If and to the extent your Company option is cancelled under (3) of the preceding sentence, such Company option will be accelerated prior to the Merger so that it will be exercisable in full by you or cashed out as described below. All other Company options will be assumed by the Parent. If your Company option is not exercised in full by you prior to the Merger, your cancelled Company option, to the extent that it is in-the-money and vested will be cashed out by the Parent after the Merger for an amount of cash equal to the number of Shares underlying such Company option multiplied by the difference between $52.00 (or any higher price per Share that is paid in the Offer) and the exercise price per share of the cancelled Company option, less applicable withholding taxes.

For how many shares of Parent common stock will my Company option that is assumed by the Parent be exercisable and what will be the exercise price per share?

        If your Company option is assumed by the Parent in the Merger, it will be exercisable for a number of shares of Parent common stock determined by multiplying the number of Shares issuable upon the exercise of the Company option held by you by a fraction, the numerator of which is $52.00 (or any higher price per Share that is paid in the Offer) and the denominator of which is average closing sale price of a share of Parent common stock on the New York Stock Exchange for the five consecutive trading days immediately preceding (but not including) the consummation of the Merger, rounded down to the nearest whole number of shares. We refer to such fraction as the "Exchange Ratio." The exercise price per share for each new Parent option held by you will be determined by dividing the exercise price per Share of each Company option held by you by the Exchange Ratio, rounded up to the nearest cent. All other material terms of your Company option, including the vesting provisions and treatment upon termination of employment, will continue in effect and your Company option will continue to be governed by the terms of the Company stock plan and stock option agreement pursuant to which your Company option was issued.

What are the material United States federal income tax consequences of tendering Shares?

        The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes.

        In general, a stockholder who sells shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. If the Shares sold or exchanged constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. In general, capital gains recognized by a corporation will be subject to a maximum United States federal tax rate of thirty-five percent (35%), while capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of fifteen percent (15%) if the Shares were held for more than one year, and if held for one year or less such capital gains will be subject to tax at ordinary income tax rates.

        See Section 5 entitled "Material Federal Income Tax Consequences" of this Offer to Purchase.

        We recommend that you consult your own tax advisors as to the particular tax consequences to you of the Offer and the Merger, including the effect of United States, federal, state and local tax laws or foreign tax laws.

Whom should I call if I have questions about the Offer?

        You may call Innisfree M&A Incorporated, the information agent for the Offer, at (877) 750-5838, or Merrill Lynch &Co., the dealer manager for the Offer, at (877) 653-2948. See the back cover of this Offer to Purchase for further information on how to obtain answers to your questions.

To the Holders of Common Stock of Mercury Interactive Corporation:

INTRODUCTION

        Mars Landing Corporation, a Delaware corporation (the "Offeror") and wholly-owned subsidiary of Hewlett-Packard Company, a Delaware corporation (the "Parent"), hereby offers to purchase all of the outstanding shares of common stock, par value $0.002 per share (the "Shares"), of Mercury Interactive Corporation, a Delaware corporation (the "Company"), at a purchase price of $52.00 per Share, net to the seller in cash without interest thereon, less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 25, 2006 (as it may be amended from time to time, the "Merger Agreement"), by and among the Parent, the Offeror and the Company. The Offeror is a corporation newly formed by the Parent in connection with the acquisition of the Company. The Merger Agreement provides, among other things, for the making of the Offer by the Offeror and further provides that, upon the terms and subject to certain conditions of the Merger Agreement, the Offeror will be merged with and into the Company (the "Merger"), and the Company will continue as the surviving corporation (the "Surviving Corporation") and be a wholly-owned subsidiary of the Parent. The Merger is subject to a number of conditions, including the approval and adoption of the Merger Agreement by stockholders of the Company, if such approval is required by applicable law. See Section 12 entitled "Purpose of the Offer; The Merger; Plans for the Company" of this Offer to Purchase. In the Merger, each outstanding Share (other than Shares held in the treasury of the Company or owned by the Parent or the Offeror, which shall automatically be cancelled and retired) shall automatically be cancelled and extinguished and, other than Shares with respect to which appraisal rights are properly exercised, will be converted into and become a right to receive $52.00 per Share (or any higher price per Share that is paid in the Offer), net to the seller in cash without interest thereon, less any required withholding taxes (the "Offer Price"). The Merger Agreement is more fully described in Section 13 entitled "The Transaction Documents" of this Offer to Purchase, which also contains a discussion of the treatment of stock options.

        Tendering stockholders who are record holders of their Shares and tender directly to Computershare Trust Company of New York (the "Depositary") will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. The Offeror will pay all charges and expenses of the Depositary, Innisfree M&A Incorporated (the "Information Agent") and Merrill Lynch & Co. (the "Dealer Manager") for their respective services in connection with the Offer and the Merger. See Section 18 entitled "Fees and Expenses" of this Offer to Purchase.

        The Board of Directors of the Company unanimously determined that the Merger Agreement is advisable, and the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger taken together) are at a price and on terms that are in the best interests of the Company and the Company's stockholders, and unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. The Board of Directors of the Company unanimously recommends that Company stockholders tender their Shares in the Offer.

        The Company has advised the Parent that Goldman, Sachs & Co. ("Goldman Sachs"), the Company's financial advisor, rendered its opinion to the Company Board of Directors that, as of July 25, 2006 and based upon and subject to factors and assumptions set forth therein, the $52.00 per Share in cash to be received by the holders of Shares (other than the Company, the Parent, the Offeror and their respective affiliates) in the Offer and the Merger pursuant to the Merger Agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated July 25, 2006, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, will be attached as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") to be filed with the Securities and Exchange Commission (the "SEC") and which will be mailed to the Company's stockholders with this Offer to Purchase. Goldman Sachs provided its opinion for the information and assistance of the Company's Board of Directors in connection with its consideration of the transactions contemplated by the Merger Agreement. The Goldman Sachs opinion is not a recommendation as to whether or not any holder of Shares should tender such Shares in connection with the Offer or how any holder of Shares should vote with respect to the Merger.

        The Offer is conditioned upon, among other things, the condition that, prior to the then scheduled expiration date of the Offer (as it may be extended from time to time pursuant to the Merger Agreement), there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of Shares that, together with the Shares then owned by the Parent and the Offeror, represents at least a majority of all then outstanding Shares (the "Minimum Condition"). See Section 15 entitled "Conditions to the Offeror's Obligations" of this Offer to Purchase for a description of all of the conditions to the Offer.

        The Company has represented that as of August 1, 2006 there were 89,197,029 shares issued and outstanding and that as of August 1, 2006 there were outstanding stock options to purchase 16,460,113 Shares. Neither the Parent nor the Offeror currently beneficially owns any Shares except insofar as the Tender and Voting Agreements described in Section 13 entitled "The Transaction Documents; Tender and Voting Agreements" of this Offer to Purchase may be deemed to constitute beneficial ownership. The Parent disclaims such beneficial ownership. Based on the foregoing, the Offeror believes that approximately 44,598,515 Shares must be validly tendered and not withdrawn prior to the expiration of the Offer in order for the Minimum Condition to be satisfied, assuming no additional Share issuances by the Company (including pursuant to option exercises). The Company's directors and executive officers, owning less than one percent (1%) of the Company's issued and outstanding Shares as of August 1, 2006, already have agreed to tender their Shares into the Offer pursuant to the Tender and Voting Agreements. See Section 1 entitled "Terms of the Offer" of this Offer to Purchase.

        This Offer to Purchase and the related Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer.

THE TENDER OFFER

1.     Terms of the Offer.

        Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 entitled "Withdrawal Rights" of this Offer to Purchase. The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, September 14, 2006 (the "Scheduled Expiration Date"), unless the Offeror shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Offeror, shall expire.

        In the Merger Agreement, the Offeror has agreed that it will extend the Offer beyond the Scheduled Expiration Date as follows:

  •
  for successive periods of ten business days each if any of the conditions to the Offer (including the Minimum Condition) have not been satisfied or waived as of any then scheduled expiration date for the Offer in order to permit the satisfaction of the conditions to the Offer; and

  •
  for any period as may be required by any rule, regulation, interpretation or position of the SEC, the staff of the SEC, the Nasdaq Global Select Market and the New York Stock Exchange ("NYSE") that is applicable to the Offer.

        The Offeror will extend the Offer for ten business days following the filing of the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2005 (the "2005 Form 10-K") unless the Offeror and the Parent waive the condition to the Offer that the Company file its 2005 Form 10-K. The Offeror's ability and obligation to extend the Offer is subject to the parties' right to terminate the Merger Agreement if the Offer and Merger are not consummated by October 31, 2006 (subject to extension to March 31, 2007 under certain circumstances), and the parties' rights otherwise to terminate the Merger Agreement and Offer pursuant to the terms of the Merger Agreement. The Offeror also may make available a subsequent offering period (a "Subsequent Offering Period") in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") of not fewer than three business days nor more than twenty business days. If more than eighty percent (80%) of the then outstanding Company shares have been validly tendered and not withdrawn pursuant to the Offer on the applicable date of expiration of the Offer (as the Offer may be extended as described above), the Offeror will be required to extend the Offer for a Subsequent Offering Period of ten business days immediately following the expiration of the Offer unless the Offeror exercises an option to purchase the number of Shares that would cause the Offeror to own one Share more than ninety percent (90%) of the Shares then outstanding. There can be no assurance that the Offeror will exercise its right to extend the Offer.

        The Offeror has also agreed in the Merger Agreement that, without the prior written consent of the Company, it will not (A) decrease the Offer Price, (B) change the form of consideration to be paid in the Offer, (C) reduce the number of Shares to be purchased in the Offer, (D) impose conditions to the Offer in addition to the Minimum Condition and the conditions to the Offer set forth in Annex A of the Merger Agreement, (E) amend the conditions to the Offer set forth in Annex A of the Merger Agreement so as to broaden the scope of such conditions to the Offer or amend any other terms of the Offer set forth in the Merger Agreement in any manner materially adverse to the holders of Shares, (F) extend the Offer in any manner other than pursuant to and in accordance with the terms of the Merger Agreement, or (G) amend or waive the Minimum Condition.

        The Offer is conditioned upon satisfaction of the Minimum Condition. The Offer also is subject to other terms and conditions. See Section 15 entitled "Conditions to the Offeror's Obligations" of this

Offer to Purchase. The Offeror believes the minimum number of Shares that must be tendered in order to achieve the Minimum Condition is approximately 44,598,515.

        Subject to the applicable rules and regulations of the SEC, the Offeror expressly reserves the right, in its sole discretion, to delay acceptance for payment of any Shares (or delay payment for any Shares, regardless of whether such Shares were theretofore accepted for payment) pending the receipt of required governmental consents and material antitrust, competition or merger control consents reasonably deemed necessary, appropriate or desirable by the Parent, or, subject to the limitations set forth in the Merger Agreement, and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for upon the failure of any of the offer conditions, by giving oral or written notice of such delay or termination to the Depositary. the Offeror's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act relating to the Offeror's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

        Except as set forth above, and subject to the applicable rules and regulations of the SEC, the Offeror expressly reserves the right to waive any Offer Condition (other than the Minimum Condition), increase the Offer Price or amend the Offer in any respect. Any extension of the period during which the Offer is open, or delay in acceptance for payment or payment, termination or amendment of the Offer, will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of the Offeror under such rule or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release and making any appropriate filing with the SEC.

        If the Offeror makes a material change in the terms of the Offer or the information concerning the Offer or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(c) and 14(e)-1 under the Exchange Act (which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) or otherwise. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and investor response. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

        The Company has provided the Offeror with the Company's list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of stockholders or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.     Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not withdrawn) promptly after the Expiration Date. Subject to compliance with Rule 14e-1(c) under the Exchange Act, the Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 1 entitled "Terms of the Offer" and Section 15 entitled "Conditions to the Offeror's Obligations" of this Offer to Purchase. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC"), pursuant to the procedures set forth in Section 3 entitled "Procedure for Tendering Shares" of this Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal with all required signature guarantees (unless, in the case of a book-entry transfer, an Agent's Message (as defined below) is utilized), and (iii) any other documents required by the Letter of Transmittal.

        The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

        For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn, if and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under Section 15 entitled "Conditions to the Offeror's Obligations" of this Offer to Purchase, the Depositary, nevertheless, on behalf of the Offeror, may retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 entitled "Withdrawal Rights" of this Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid on the purchase price for Shares by the Offeror by reason of any delay in making such payment.

        If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to DTC, such Shares will be credited to an account maintained within DTC), promptly after the expiration, termination or withdrawal of the Offer.

        If, prior to the Expiration Date, the Offeror increases the consideration offered to stockholders pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer.

3.     Procedure for Tendering Shares.

        Valid Tenders.    For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees and any other required documents, or an Agent's Message in the case of a book-entry delivery, must be received by the

Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) certificates representing such Shares must be received by the Depositary or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedure set forth below. No alternative, conditional or contingent tenders will be accepted. Delivery of documents to DTC does not constitute delivery to the Depositary.

        Book-Entry Transfer.    The Depositary will make a request to establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's system may make book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary's account at DTC in accordance with DTC's procedures for transfer. Although delivery of Shares may be effected through book-entry at DTC, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, or an Agent's Message in the case of a book-entry delivery, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

        Signature Guarantee.    Signatures on the Letter of Transmittal need not be guaranteed by a member firm of a registered national securities exchange (registered under Section 6 of the Exchange Act), by a member firm of the National Association of Securities Dealers, Inc., by a commercial bank or trust company having an office or correspondent in the United States or by any other "Eligible Guarantor Institution," as defined in Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal, or (ii) as noted in the following sentence. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for unpurchased Shares are to be issued or returned, to a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares nevertheless may be tendered if such tender complies with all of the following guaranteed delivery procedures:

            (i)  the tender is made by or through an Eligible Institution;

           (ii)  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii)  the certificates representing all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation with respect to all tendered Shares, together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery. If certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each such delivery.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

        The method of delivery of certificates representing Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and sole risk of the tendering stockholder and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for the Shares (or a Book-Entry Confirmation), and (ii) a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal (or, as applicable, an Agent's Message).

        Backup Federal Income Tax Withholding.    To prevent federal income tax backup withholding with respect to payment of the purchase price of Shares purchased pursuant to the Offer, each stockholder must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal or by otherwise certifying such stockholder's exemption from backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Stockholders who are not U.S. citizens or U.S. resident aliens should complete a Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding. See Instruction 8 set forth in the Letter of Transmittal.

        Determinations of Validity.    All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties, subject to the tendering stockholder's right to bring any dispute with respect thereto before a court of competent jurisdiction. The Offeror reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer (other than as prohibited by the Merger Agreement, as described in Section 1 entitled "Terms of the Offer" of this Offer to Purchase) or any defect or irregularity in the tender of any Shares. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Offeror, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

        Other Requirements.    By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Offeror as the attorneys-in-fact and proxies of such stockholder, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Offeror (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after July 25, 2006), including, without limitation, the right to vote such Shares in such manner as such attorney and proxy or his substitute, in his sole discretion, shall deem proper. All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Offeror accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to such Shares will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will be deemed ineffective). The designees of the Offeror will, with respect to the Shares for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, the Offeror or its designees must be able to exercise full voting rights with respect to such Shares.

        The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer as well as the tendering stockholder's representation and warranty that (a) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, and (b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender, the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and such person will acquire such Shares for tender by conversion, exchange or exercise, and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Offeror's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

4.     Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, also may be withdrawn at any time after October 15, 2006; provided, however, that there will be no withdrawal rights during any Subsequent Offering Period. If all conditions to the Offer have been met or waived, the Offeror must pay for all shares tendered and immediately accept and pay for all Shares tendered and not withdrawn prior to the Expiration Date and any Shares tendered during any Subsequent Offering Period pursuant to Rule 14d-11 under the Exchange Act. If purchase of or payment for Shares is delayed for any reason or if the Offeror is unable to purchase or pay for Shares for any reason, then, without prejudice to the Offeror's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Offeror and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

        For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 entitled "Procedure for Tendering Shares" of this Offer to Purchase, any notice of withdrawal also must specify the name and number of the account at DTC to be credited with the withdrawn Shares.

        All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of the Offeror, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer but may be returned at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 entitled "Procedure for Tendering Shares" of this Offer to Purchase.

5.     Material Federal Income Tax Consequences.

        The following is a summary of the material federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger (including pursuant to the exercise of appraisal rights). The discussion applies only to holders that hold their Shares as capital assets and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations or non-U.S. persons), or to persons holding Shares as part of a "straddle," "hedge," "conversion transaction," constructive sale or other integrated transaction, or whose functional currency is not the U.S. dollar. This discussion does not address any aspect of state, local or foreign taxation.

        The material federal income tax consequences set forth below are based upon current law. Because individual circumstances may differ, each holder of Shares should consult such holder's own tax advisor to determine the applicability of the rules discussed below to such stockholder and the particular tax effects of the Offer and the Merger to such stockholder, including the application and effect of state, local and other tax laws.

        The receipt of cash for Shares pursuant to the Offer or the Merger (including pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder's adjusted federal income tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss (other than, with respect to the exercise of appraisal rights, amounts, if any, which are or are deemed to be interest for federal income tax purposes and will be taxed as ordinary income) and will be long-term gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year. In general, capital gains recognized by a corporation will be subject to federal income tax at a maximum rate of thirty-five percent (35%), while capital gains recognized by an individual will be subject to (a) a maximum United States federal income tax rate of fifteen percent (15%) if the Shares were held for more than one year, and (b) ordinary income tax rates if held for one year or less. Net capital losses may be subject to limits on deductibility.

        Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a twenty-eight percent (28%) rate. See Section 3 entitled "Procedure for Tendering Shares" of this Offer to Purchase. Backup withholding generally applies if the stockholder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, or (c) fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is its correct number and that the stockholder is not subject to backup withholding. Backup withholding is not an additional tax and may be refunded by the IRS to the extent it results in an overpayment of tax. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Each stockholder should consult with such holder's own tax advisor as to such holder's qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering stockholders may be able to prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Tendering stockholders who are not U.S. citizens or U.S. resident aliens should complete the Form W-8BEN included in the Letter of Transmittal in order to avoid backup withholding.

6.     Price Range of Shares; Dividends on the Shares.

        The Shares currently trade on an over-the-counter securities market operated by Pink Sheets, LLC under the symbol "MERQ.PK" and previously traded on the Nasdaq Global Market, formerly known as the Nasdaq National Market ("Nasdaq") under the symbol "MERQ." The following table sets forth the high and low closing sales prices per Share for the periods indicated, as reported on published financial sources.

	High	Low
Year Ended December 31, 2004:
First Quarter	$54.00	$41.85
Second Quarter	50.60	42.65
Third Quarter	49.02	32.36
Fourth Quarter	46.91	36.88
Year Ended December 31, 2005:
First Quarter	$48.94	$37.63
Second Quarter	47.00	38.36
Third Quarter	40.26	35.91
Fourth Quarter	37.50	25.66
Year Ending December 31, 2006:
First Quarter	$37.05	$27.57
Second Quarter	37.42	33.40
Third Quarter (through August 16, 2006)	50.57	35.60

        On July 24, 2006, the last full day of trading before the public announcement by the Company of its execution of an agreement with the Parent and the Offeror to acquire the Company at a price of $52.00 per share, the last sale price of the Company common stock reported was $38.67 per share. On August 16, 2006, the last full day of trading before the commencement of the Offer, the closing price of the Company common stock reported was $50.40 per share. Stockholders are urged to obtain current market quotations for the Shares and to review all information received by them from the Company, including the materials referred to in Section 8 entitled "Certain Information Concerning the Company" of this Offer to Purchase.

        It is the Company's policy not to pay dividends but, instead, to retain earnings to finance future development. Pursuant to the Merger Agreement, the Company has agreed not to declare, pay or set aside any dividend or other distribution in respect of its capital stock other than cash dividends made by any direct or indirect wholly-owned subsidiary of the Company to the Company or one of its subsidiaries.

7.     Effect of Offer on Listing, Market for Shares and SEC Registration.

        The purchase of the Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares, if any, held by stockholders other than the Offeror.

        The Shares were delisted from Nasdaq on January 4, 2006 and currently trade on an over-the-counter securities market operated by Pink Sheets, LLC. As a result, the Offer will not affect the listing status of the Company.

        The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if there are fewer than 300 record holders of Shares. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to stockholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the SEC under the Exchange Act; the officers, directors and ten percent (10%) stockholders of the Company would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of the Exchange Act or the proxy statement requirements of the Exchange Act in connection with stockholders' meetings; and the Shares would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board's "margin list." Furthermore, if such registration were terminated, persons holding "restricted securities" of the Company may be deprived of their ability to dispose of such securities under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

        The Offeror intends to and will cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met. If registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

8.     Certain Information Concerning the Company.

        Except as specifically set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or is based upon information furnished by the Company or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to the Company's public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. Neither the Parent nor the Offeror has any knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, neither the Parent nor the Offeror assumes any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to the Parent or the Offeror.

        General.    The Company is a Delaware corporation with its principal executive offices located at 379 North Whisman Road, Mountain View, California 94043. The telephone number of the Company is (650) 603-5200. The Company is a leading provider of software and services for the business technology optimization ("BTO") marketplace. The Company was incorporated in 1989 and began shipping software quality testing products in 1991. Since 1991, the Company has introduced a variety of BTO software and service offerings, including offerings in application delivery for testing software quality and performance in pre-production, application management for monitoring and managing application availability in production, and information technology governance for managing information technology's portfolio of projects, processes, priorities, and resources.

  Certain Financial Information.

        Prior to entering into the Merger Agreement, the Parent conducted a due diligence review of the Company, and in connection with that review, the Parent received from the Company, among other materials, unaudited financial statements for the fiscal year ended December 31, 2005 and the three months ended March 31, 2006 and certain financial data for the three months ended June 30, 2006. These financial statements and other financial data were provided to the Parent solely in connection with such due diligence investigation and not expressly for inclusion or incorporation by reference in the Schedule TO or any other Offer Document. The Company provided the financial data to the Parent in draft and unaudited form and such financial data remains in draft and unaudited form. The Company's independent registered public accounting firm has not completed its review of the financial statements for the year ended December 31, 2005 or conducted any review of the financial data for the quarterly periods ended March 31 and June 30, 2006 set forth below or of any of the other financial statements or financial data set forth herein. As set forth below, the financial data presented herein remains subject to change after the date of this Offer. As a condition to the Offer, the Company will file the 2005 Form 10-K, which will include audited financial statements for the fiscal year ended December 31, 2005.

        The financial statements and other financial data, budgets and forecasts of the Company that the Company provided to the Parent during the course of the Parent's due diligence investigation of the Company have not been independently verified by the Parent or the Offeror and are the sole work product of the Company and, as such, the Parent and the Offeror make no express or implied warranty in respect of such financial statements or other financial data, budgets and forecasts.

        In its disclosures to the Parent, the Company stated that such financial statements and other financial data, budgets and forecasts of the Company were provided solely in connection with the Parent's due diligence investigation and disclaimed any express or implied warranty with respect thereto.

        Set forth below are the Company's Condensed Consolidated Balance Sheets as of December 31, 2004 and 2005, and the Condensed Consolidated Statements of Operations and Condensed Consolidated Statements of Cash Flows for the years then ended. The Condensed Consolidated Balance Sheets as of December 31, 2005, and the Condensed Consolidated Statements of Operations and Condensed Consolidated Statements of Cash Flows for the year ended December 31, 2005 (collectively, the "Condensed 2005 Financial Statements") are subject to a number of important qualifications that were communicated to the Parent in connection with its due diligence review and that you should be aware of and take into consideration in your review of the Condensed 2005 Financial Statements. These qualifications include:

  •
  The Condensed 2005 Financial Statements do not contain the footnote disclosures required by GAAP, have not been audited, and include normal recurring adjustments that management considers necessary for a fair presentation of the Company's financial position at December 31, 2005 and its results of operations for the year then ended. The Condensed 2005 Financial Statements are subject to any audit adjustments determined by the Company's independent registered public accounting firm to be necessary in order to comply with GAAP, including, but not limited to, those that may arise from changes in GAAP or changes in the interpretation of GAAP with respect to tax matters or as a result of or arising from an audit review of the consolidated financial statements of the Company and its subsidiaries by the Company's independent registered public accounting firm, the SEC or the Public Company Accounting

    Oversight Board or from changes in the timing of revenue or expense realization and any related accounts receivable or deferred revenue.

  •
  The Condensed 2005 Financial Statements are subject to any adjustments arising out of the matters described in Item 9A ("Item 9A") of the Company's Annual Report on Form 10-K/A for the year ended December 31, 2004 (the "Form 10-K/A") and Note 3 ("Note 3") and Note 19 ("Note 19") of Notes to Consolidated Financial Statements for the year ended December 31, 2004 contained in the Form 10-K/A, or any adjustments relating to legal or regulatory actions arising from those matters.

  •
  The provision for income taxes and related balance sheet tax accounts have not been finally determined with respect to the Condensed 2005 Financial Statements and are subject to adjustment.

  •
  The Condensed 2005 Financial Statements may not reflect all non-cash adjustments resulting from a determination during audit that changes are required in the carrying value of intangibles. The Condensed 2005 Financial Statements also may not reflect adjustments in reserves that may be required in connection with the matters described in Note 3 and Note 19 or for adjustments in connection with deferred taxes, commissions, or accounts receivable.

MERCURY INTERACTIVE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(2005 unaudited)

	Year Ended December 31, 2004	Year Ended December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$182,868	$873,138
Short-term investments	447,453	240,402
Trade accounts receivable, net of sales reserve	223,410	269,150
Deferred tax assets, net	3,445	9,578
Prepaid expenses and other assets	72,999	59,091

Total current assets	930,175	1,451,359
Long-term investments	508,120	280,066
Property and equipment, net	78,233	78,100
Investments in non-consolidated companies	13,031	12,541
Debt issuance costs, net	11,258	13,437
Goodwill	396,329	402,670
Intangible assets, net	38,452	25,538
Restricted cash and investment	6,000	7,742
Interest rate swap	4,832	—
Long-term deferred tax assets, net	3,503	16,789
Other assets	23,548	18,117

Total assets	$2,013,481	$2,306,359

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$20,008	$9,025
Accrued liabilities	143,815	170,517
Deferred tax liabilities, net	2	—
Income taxes, net	65,114	211,119
Short-term deferred revenue	311,576	371,955

Total current liabilities	540,515	762,616
Convertible notes	804,483	831,493
Long-term deferred revenue	102,205	92,668
Long-term deferred tax liabilities, net	—	(3,191)
Other long-term payables, net	2,386	5,420

Total liabilities	1,449,589	1,689,006

Total stockholders' equity	563,892	617,353

Total liabilities and stockholders' equity	$2,013,481	$2,306,359

MERCURY INTERACTIVE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(2005 unaudited)

	Year Ended December 31, 2004	Year Ended December 31, 2005
Revenues:
License fees	$261,382	$304,752
Subscription fees	152,199	187,607
Maintenance fees	196,215	248,391
Professional service fees	76,275	102,679

Total revenues	686,071	843,429

Costs and expenses:
Cost of license and subscription	41,799	46,863
Cost of maintenance	17,898	16,727
Cost of professional services	63,737	91,614
Cost of revenue—amortization of intangible assets	10,019	10,141
Marketing and selling	335,867	344,834
Research and development	82,122	82,742
General and administrative	63,802	119,777
Acquisition-related expenses	900	—
Restructuring, integration, and related charges	3,088	2,050
Amortization of intangible assets	5,544	5,427
Excess facilities expense	8,943	—
Loss on intangible assets	—	15,998

Total costs and expenses	633,719	736,173

Income from operations	52,352	107,256
Interest income	38,210	53,296
Interest expense	(24,627)	(31,851)
Other expenses, net	(1,261)	(37,769)

Income before provision for income taxes	64,674	90,932
Provision for income taxes	10,898	128,312
Net income (loss)	$53,776	$(37,380)

Weighted average shares (basic)	87,668	86,984
Earnings (loss) per share (basic)	$0.61	$(0.43)

Weighted average shares (diluted)	103,237	86,984
Earnings (loss) per share (diluted)	$0.53	$(0.43)

MERCURY INTERACTIVE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(2005 unaudited)

	Year Ended December 31, 2004	Year Ended December 31, 2005
Cash flows from operating activities:
Net income (loss)	$53,776	$(37,380)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,691	25,080
Sales reserve	1,873	2,971
Unrealized (gain) loss on interest rate swap	51	(27)
Non-cash put option 2003 Notes	—	34,204
Amortization of intangible assets	15,563	15,569
Stock-based compensation expense (credit)	34,460	(7,321)
Loss on intangible and other assets	—	15,998
Loss (gain) on disposals of assets	642	(273)
Loss (gain) on investments in non-consolidated companies	1,138	(38)
Gains from investments, net	(336)	(377)
Unrealized gain on warrant	(502)	—
Tax benefit from employee stock options	339	92
Write-off of in-process research and development	900	—
Excess facilities expense	8,943	—
Deferred income taxes	(6,504)	(22,613)
Changes in assets and liabilities, net of effect of acquisitions:	—	—
Trade accounts receivable	(76,186)	(55,154)
Prepaid expenses and other assets	(13,617)	(1,613)
Accounts payable	1,152	(10,478)
Accrued liabilities	30,975	28,783
Income taxes	10,645	146,043
Deferred revenue	125,579	63,110
Other long-term payables	1,845	720

Net cash provided by operating activities	212,427	197,296

Cash flows from investing activities:
Proceeds from sales of investments, net	152,065	429,561
Maturities of investments	—	—
Purchases of held-to-maturity investments	—	—
Increase in restricted cash	—	4,474
Net proceeds (investments) in non-consolidated companies	(1,100)	350
Cash paid in conjunction with acquisitions	(49,706)	(9,733)
Net proceeds from sale of assets and vacant facilities	2,684	4,863
Acquisition of property and equipment, net	(32,684)	(20,527)

Net cash provided by investing activities	71,259	408,988

Cash flows from financing activities:
Proceeds from issuance of common stock under stock option and employee stock purchase plans	103,981	86,079
Purchase of treasury stock	(332,186)	—
Collection of notes receivable from issuances of common stock, net	2,059	1,361
Payment of debt waiver	—	(7,118)

Net cash provided by (used in) financing activities	(226,146)	80,322

Effect of exchange rate changes on cash	(2,643)	3,664
Net increase in cash and cash equivalents	54,897	690,270
Cash and cash equivalents at beginning of year	127,971	182,868

Cash and cash equivalents at end of period	$182,868	$873,138

        Set forth below are selected consolidated statements of operations data for the three month periods ended March 31, 2006 and June 30, 2006 (collectively, the "Selected 2006 Quarterly Financial Data"). The Selected 2006 Quarterly Financial Data is preliminary and its review by the Company's finance department has not been completed. The financial statements containing the Selected 2006 Quarterly Financial Data have not been submitted to the Company's independent registered public accounting firm for its review. The filing by the Company with the SEC of Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2006 and the preparation of the quarterly financial statements which would be included in such SEC reports are not conditions to the consummation of the Offer. The Company has indicated to the Parent that the Company does not expect that it will be in a position to file such quarterly reports with the SEC prior to the Expiration Date. As a result, the Company has indicated to the Parent that it expects that the consummation of the Offer will occur before any of the procedures set forth below relating to finalization of the financial statements for those periods by the Company, review by the Company's independent registered public accounting firm or approval by the Audit Committee (as defined below), or the incorporation of adjustments determined by the Company, the Company's independent registered public accounting firm, or the Audit Committee, will have taken place, so stockholders will be relying on financial information that does not reflect these review and approval procedures or the results of such review and approval procedures. The Company has indicated to the Parent that the Company does not intend to modify the Selected 2006 Quarterly Financial Data prior to the consummation of the Offer. In reviewing the following data, you should bear in mind:

  •
  The Selected 2006 Quarterly Financial Data provides interim financial information, is not a financial statement, does not contain the footnote disclosures required in a financial statement by GAAP, has not been audited, and does not include normal recurring adjustments that management considers necessary for a fair presentation of the Company's results of operations for the three month periods ended March 31, 2006 and June 30, 2006. The financial statements for those periods have not been finalized by the Company, reviewed by the Company's independent registered public accounting firm (including review pursuant to Statement on Auditing Standards (SAS) 100, "Interim Financial Information") or approved by the Audit Committee of the Company's Board of Directors (the "Audit Committee"), and are subject to any adjustments determined by the Company, the Company's independent registered public accounting firm, or the Audit Committee to be necessary in order to comply with GAAP, including, but not limited to, those that may arise from changes in GAAP or changes in the interpretation of GAAP with respect to tax matters or from changes in the timing of revenue or expense realization and any related accounts receivable or deferred revenue.

  •
  The Selected 2006 Quarterly Financial Data is subject to any adjustments arising out of the matters described in Item 9A, Note 3 and Note 19, or any adjustments relating to legal or regulatory actions arising from those matters.

  •
  The Selected 2006 Quarterly Financial Data may not reflect all non-cash adjustments associated with 2006 acquisitions by the Company or resulting from a determination during review by the Company, the Company's independent registered public accounting firm or the Audit Committee that changes are required in the carrying value of intangibles. The data also may not reflect adjustments in reserves which may be required in connection with the matters described in Note 3 and Note 19 or for adjustments in connection with deferred taxes, commissions, or accounts receivable.

  •
  The Selected 2006 Quarterly Financial Data does not include any equity-based compensation expenses under Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123(R)"). The failure to include such equity-based compensation expenses is not in accordance with GAAP.

  •
  The Selected 2006 Quarterly Financial Data does not include any adjustments as a consequence of the adjustments the Company is currently working through in preparing the 2005 Form 10-K.

MERCURY INTERACTIVE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts and percentages)

(unaudited)

	Three Months Ended March 31, 2006		Three Months Ended June 30, 2006
Total revenues	$214.8		$238.6
Costs and expenses	196.3	(1)	199.2	(1)
Margin
Operating margin $	18.5	(1)	39.6	(1)
Operating margin %	9	%(1)	17	%(1)
Weighted average shares (diluted)	101.6	(1)	100.9	(1)
Earnings per share (diluted)	$0.24	(1)	$0.38	(1)
Cash, cash equivalents and short-term investments	1,268.3		1,314.4
Deferred revenue	458.1		462.1

(1)
Does not include any equity-based compensation expenses under SFAS 123(R). The failure to include such equity-based compensation expenses is not in accordance with GAAP. Management of the Company has indicated to the Parent that the Company believes that such expenses are material and that the inclusion of such expenses would significantly increase the costs and expenses data set forth above and decrease the operating margin and earnings per share data set forth above.

  2006 Budget and Financial Forecasts.

        In connection with the Parent's due diligence review of the Company, except as indicated below, the Parent received from the Company the following budget and forecasts of the Company's operating performance for its fiscal year ending December 31, 2006, prepared not in accordance with GAAP. The Parent has been advised by the Company that the Company prepared the budget below in December 2005, and the forecast in July 2006. The Company did not prepare the below budget or forecasts with a view to public disclosure or compliance with published guidelines of the SEC regarding projections or forecasts, or the guidelines established by the American Institute of Certified Public Accountants regarding the preparation and presentation of financial projections or forecasts. The Parent did not rely on the following budget or forecasts when reaching its determination to make the Offer or in determining the Offer Price. The Company has indicated to the Parent that the Company does not intend to modify such budget or forecasts prior to the consummation of the Offer.

MERCURY INTERACTIVE CORPORATION

FINANCIAL BUDGET AND FORECAST

(in millions, except per share amounts and percentages)

(unaudited)

	Budget—Year Ending December 31, 2006		Forecast—Year Ending December 31, 2006
Revenue	$981.5		Growth range of 13-17% vs. 2005
Spending(2)	753.4	(1)	(3)
Margin
Operating margin $	$228.1	(1)	(3)
Operating margin %	23%	(1)	Operating margin range of 18-22%(1)(4)
Weighted average shares (diluted)	102.1	(1)	(3)
Earnings per share (diluted)	$2.00	(1)	(3)

(1)
Does not include any equity-based compensation expenses under SFAS 123(R). The failure to include such equity-based compensation expenses is not in accordance with GAAP. Management of the Company has indicated to the Parent that the Company believes that such expenses are material and that the inclusion of such expenses would significantly increase the spending data set forth above and decrease the operating margin and earnings per share data set forth above.

(2)
The budgeted spending amount set forth above reflects the Company's internal December 2005 budget regarding estimated spending by the Company's internal departments for fiscal 2006. The Company has indicated to the Parent that such amount is not intended to approximate financial results (such as cost and expense) in accordance with GAAP, nor is it intended to mirror cost and expense data that would be included in annual financial statements for filing with the SEC.

(3)
The forecast prepared in July 2006 for the fiscal year ending December 31, 2006 and provided to the Parent did not include this information.

(4)
According to the Company, the difference between the budgeted operating margin of 23% and the forecasted operating margin range of 18% to 22% is attributable primarily to the fact that the budgeted operating margin is derived from the Company's internal December 2005 budget regarding estimated spending by the Company's internal departments for fiscal 2006, whereas the forecasted operating margin range takes into consideration (i) possible variance in the estimated spending for fiscal 2006 in relation to actual spending in fiscal 2006, and (ii) additional spending that may occur in fiscal 2006 that was not budgeted in the Company's internal December 2005 budget.

        No material increase is expected in the amount of deferred revenue from the fiscal year ended December 31, 2005 and the forecasted amount of deferred revenue for the fiscal year ending December 31, 2006.

        The foregoing budget and forecasts constitute forward-looking information and are subject to the risks and uncertainties that could cause actual results to differ materially from the results reflected in such budget or forecasts. The Company advised the Parent that the foregoing budget and forecasts were prepared solely for internal use for capital budgeting and other management decisions and are subjective in many respects, and, thus, susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The foregoing budget and forecasts also reflect numerous assumptions (not all of which were provided to the Parent), all made by management of the Company, with respect to general business, economic, market and financial conditions and other matters. These assumptions regarding future events are difficult to predict, and many are beyond the Company's control. In addition, the foregoing budget and forecasts do not include any equity-based compensation expenses under SFAS 123(R). The failure to include such equity-based compensation expenses is not in accordance with GAAP. Furthermore, the Company's independent registered public accounting firm did not examine or compile the budget or any of the foregoing forecasts, or express any conclusion or provide any assurance with respect to such budget or forecasts. Accordingly, there can be no assurance that the foregoing budget or forecasts will be realized or that the assumptions made by the Company in preparing the foregoing budget or forecasts will prove accurate. It is expected that there will be differences between the actual and budgeted or forecast results, and actual results may be materially greater or less than those contained in the foregoing budget or forecasts.

        The Offeror and the Parent have included the foregoing budget and forecasts in this Offer to Purchase solely because such budget and forecasts were provided to the Parent in connection with its due diligence review of the Company, and the inclusion of such budget and forecasts in this Offer to Purchase is not intended to indicate that the Offeror or the Parent relied on them when determining whether to proceed with the Offer or the Merger or that they should be considered material to any stockholder's decision about whether to tender Shares in the Offer. The Parent did not rely on the above budget or forecasts when reaching its determination to make the Offer or in determining the Offer Price.

        Late Filings and Delisting from Nasdaq.    On August 11, 2005, the Company received a Staff Determination notice from Nasdaq stating that the Company was not in compliance with Nasdaq Marketplace Rule 4310(c)(14) because it had failed to file its Report on Form 10-Q for its fiscal quarter ended June 30, 2005. On January 3, 2006, the Company received notice from the Nasdaq Listings Qualification Panel informing it that Nasdaq would delist the Shares effective upon the opening of business on January 4, 2006. In its letter to the Company, Nasdaq cited as reasons for the delisting that the Company had not been able to comply with its periodic reporting requirements for filing its quarterly reports on Form 10-Q for its fiscal quarter ended June 30, 2005 (as required pursuant to Rule 4310(c)(14) of the Nasdaq Marketplace Rules). On January 4, 2006, the Shares ceased trading on Nasdaq and commenced trading on an over-the-counter securities market operated by Pink Sheets, LLC under the ticker symbol "MERQ.PK."

        Available Information.    Subject to the subsection entitled "Late Filings and Delisting from Nasdaq," the Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements, the last one having been filed with the SEC on March 31, 2005 and distributed to the Company's stockholders. Such information also will be available in the Schedule 14D-9. Such reports, proxy statements, and other information are available for inspection at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. The SEC also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

9.     Certain Information Concerning the Offeror and the Parent.

        The Offeror is a Delaware corporation incorporated on July 21, 2006, with principal executive offices at 3000 Hanover Street, Palo Alto, California 94304. The telephone number of its principal executive offices is (650) 857-1501. To date, the Offeror has engaged in no activities other than those incident to its formation and the commencement of the Offer. The Offeror is a wholly-owned subsidiary of the Parent.

        The Parent is a Delaware corporation incorporated in 1947 as the successor to a partnership founded in 1939 by William R. Hewlett and David Packard. Effective in May 1998, the Parent changed its state of incorporation from California to Delaware. The Parent's principal executive offices are located at 3000 Hanover Street, Palo Alto, California 94304. The telephone number of the Parent's principal executive offices is (650) 857-1501. The Parent is a leading global provider of products, technologies, solutions and services to individual consumers, small and medium sized businesses and large enterprises. The Parent's offerings span enterprise storage and servers, multi-vendor services, including technology support and maintenance, consulting and integration and managed services, personal computing and other access devices, and imaging and printing-related products and services.

        The name, business address, current principal occupation or employment, five year material employment history and citizenship of each director and executive officer of the Offeror and the Parent and certain other information are set forth on Annex I hereto.

        Except as set forth in Section 13 entitled "The Transaction Documents; Tender and Voting Agreements" and elsewhere in this Offer to Purchase or Annex I to this Offer to Purchase: (i) none of the Parent and the Offeror and, to the knowledge of the Parent and the Offeror, the persons listed in Annex I hereto or any associate or majority owned subsidiary of the Parent, the Offeror or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of the Parent, the Offeror and, to the knowledge of the Parent and the Offeror, the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) none of the Parent, the Offeror and, to the knowledge of the Parent and the Offeror, the persons listed in Annex I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between the Parent, the Offeror, their subsidiaries or, to knowledge of the Parent and the Offeror, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between the Parent, the Offeror, their subsidiaries or, to the Parent's and the Offeror's knowledge, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

        Additional Information.    The Parent is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Parent is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and officers, their remuneration, stock options granted to them, the principal holders of its securities and any material interests of such persons in transactions with the Parent. Such reports, proxy statements and other information are available for inspection and copying at the offices of the SEC in the same manner as set forth with respect to the Company in Section 8 entitled "Certain Information Concerning the Company" of this Offer to Purchase.

10.   Source and Amount of Funds.

        The Parent and the Offeror estimate that it will cost an aggregate of approximately $4.5 billion, net of existing cash and debt, to purchase all the Shares pursuant to the Offer and to pay related fees and expenses. As of April 30, 2006, the Parent and its direct and indirect subsidiaries had cash and cash equivalents and short-term investments in the amount of approximately $14.0 billion. The Offeror expects to have sufficient cash on hand at the expiration of the Offer to pay the Offer Price for all Shares in the Offer. The Offer is not conditioned upon any financing arrangements.

11.   Background of Offer; Past Contacts or Negotiations with the Company.

        On or about January 18, 2006, Shane Robison, the Parent's Executive Vice President and Chief Strategy and Technology Officer, contacted David J. Murphy, the Company's Senior Vice President and Chief Financial Officer, to express the Parent's interest in exploring a possible strategic transaction with the Company.

        On January 19, 2006, Mark Hurd, the Parent's Chief Executive Officer and President, Marius Haas, the Parent's Senior Vice President of Strategy and Corporate Development, and Mr. Robison met with Anthony Zingale, the Company's President and Chief Executive Officer, and Mr. Murphy to discuss this matter.

        On January 26, 2006, Mr. Murphy met with Mr. Haas, and other employees and advisors of the Parent, including representatives of the Parent's financial advisors and representatives of Wilson Sonsini Goodrich & Rosati, Professional Corporation ("WSGR"), the Parent's corporate counsel. Pursuant to the terms of a previously executed confidentiality agreement entered into in connection with partnering arrangements, representatives of the Company presented a business overview to representatives of the Parent and distributed some related materials.

        On January 30, 2006, the Company and the Parent executed a new confidentiality agreement in contemplation of further discussions about a potential business combination.

        On February 3, 2006, Mr. Haas and Mr. Murphy met to discuss further the Parent's interest in exploring a strategic transaction with the Company, and Mr. Haas delivered a non-binding Summary of Key Terms to the Company setting forth preliminary terms for a proposed transaction, indicating a potential purchase price of between $47 to $50 per Share. Messrs. Murphy and Haas further discussed these preliminary terms over the next few days.

        On February 6, 2006, Mr. Robison met with Mr. Zingale and delivered a non-binding letter to Mr. Zingale signed by Mr. Hurd regarding the Parent's proposal, indicating a potential purchase price of $50 per Share, subject to completion of confirmatory due diligence. The letter contemplated that the Company's Board of Directors would have the right under certain conditions to explore and take other steps with respect to unsolicited transaction proposals it might receive after execution of an agreement with the Parent. Mr. Haas also delivered a presentation relating to the Parent's strategic rationale and proposed integration and operating model and a due diligence request list to Mr. Murphy, and provided further detail on the proposed operating model on February 7, 2006.

        On February 9, 2006, a representative of Goldman Sachs and a representative of WSGR met to discuss the transaction terms proposed by the Parent.

        On February 16, 2006, a representative of WSGR communicated to Goldman Sachs that the Parent was willing to increase its cash offer for the Shares from $50 per Share to $51 per Share.

        Between February 16 and 20, 2006, Morrison & Foerster LLP ("Morrison & Foerster"), counsel to the Company's Board of Directors, and WSGR also discussed potential transaction structures and closing conditions. On February 17, 2006, the Parent delivered to the Company an initial draft of a merger agreement.

        Between February 20 and 23, 2006, representatives of the Company, Morrison & Foerster and Goldman Sachs discussed with representatives of the Parent and WSGR the parameters for a proposed transaction between the Company and the Parent, including the purchase price, mechanics of a cash tender offer, timing and conditions for completion of the transaction.

        On February 27, 2006, Messrs. Murphy and Zingale and representatives of Morrison & Foerster and Goldman Sachs discussed by telephone with representatives of the Parent and its advisors, the Parent's proposed timeline and due diligence requests.

        On March 1, 2006, the Parent delivered to the Company a preliminary non-binding term sheet, indicating a purchase price of $52 per Share, subject to completion of confirmatory due diligence and the unanimous approval of the Company's Board of Directors. The term sheet contemplated that the transaction would be structured as a tender offer followed by a merger, with the tender offer conditioned on the tender of 90% of the outstanding the Company stock, subject to the right of the Parent to reduce the tender condition to 50.1%. The term sheet further contemplated that the tender offer would be conditioned on the Company's filing of financial statements with the SEC for all periods through the first quarter of 2005, including any required restatements of previously filed financial statements, and the completion of GAAP financial statements for each subsequent quarter of 2005. The term sheet also contemplated that the Company's Board of Directors would have the right under certain conditions to explore and take other steps with respect to unsolicited proposals it might receive after execution of an agreement with the Parent.

        On March 6, 2006, the Company terminated discussions with the Parent.

        On June 17, 2006, Mr. Robison contacted Mr. Zingale to suggest a meeting. On June 21, 2006, they met and, among other things, discussed the status of the Company's financial restatement.

        On June 21, 2006, representatives of Goldman Sachs and Morrison & Foerster contacted representatives of the Parent regarding a potential transaction with the Company.

        On June 22, 2006, representatives of the Company and the Parent and their legal and financial advisors discussed the process for considering a potential transaction. During this and other meetings, representatives of the Company indicated to the Parent the Company's desire to allocate appropriate resources to completing the Company's amended Annual Report of Form 10-K for the fiscal year ended December 31, 2004.

        On June 26, 2006, the Company senior management made various presentations to the Parent and its advisors, and there were additional discussions among counsel to both companies.

        On June 30, 2006, WSGR provided the Company with a draft Merger Agreement. From June 30 until the execution of the Merger Agreement, the Company and the Parent and their respective representatives exchanged drafts of the Merger Agreement and held extensive negotiations relating to the terms and conditions of the Merger Agreement.

        On July 5, 2006, the Company and the Parent management, along with the parties' respective legal and financial advisors, held in-person discussions regarding the terms and conditions of the Merger Agreement. Following the meeting, WSGR and Morrison & Foerster, along with representatives of the management of the Parent and the Company, continued to negotiate and discuss the terms of the Merger Agreement.

        Between July 7 and July 15, 2006, the Company's senior management made various presentations to the Parent regarding the Company business, including presentations about the Company's business model, strategy, operations, products and technology and financial results. On July 13, 2006, the Company provided the Parent access to a virtual data room containing various corporate and financial documents regarding the Company. The Parent continued its diligence efforts until the execution of the Merger Agreement.

        On July 10, 2006, the management of the Company and the Parent and their respective legal and financial advisors met to discuss the structure and terms of the potential transaction. The parties also discussed the process by which the Parent could review non-public information about the Company in connection with the potential transaction.

        On July 17, 2006, WSGR distributed an initial draft of the Tender and Voting Agreement.

        On July 23, 2006, representatives of the Company and the Parent and their respective legal and financial advisors met to discuss the outstanding matters in the Merger Agreement.

        On July 25, 2006, representatives of the Company and the Parent completed final drafting of the Merger Agreement and the schedules thereto. The Company and the Parent thereafter executed the Merger Agreement. Concurrently, each director and executive officer of the Company executed a Tender and Voting Agreement with the Parent. On the same day, the Parent issued a press release announcing the execution of the Merger Agreement.

12.   Purpose of the Offer; The Merger; Plans for the Company.

        Purpose.    The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for the Offeror to acquire all Shares not purchased pursuant to the Offer. If the Offer is successful, the Offeror and the Parent intend to consummate the Merger as promptly as practicable. Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of the Parent. The Offer is being made pursuant to the Merger Agreement.

        Approval.    Under the Delaware General Corporation Law (the "DGCL"), the approval of the Board of Directors of the Company and the affirmative vote of the holders of a majority of the outstanding Shares may be required to approve and adopt the Merger Agreement and the transactions contemplated thereby including the Merger. The Board of Directors of the Company has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby and, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below, the only remaining required corporate action of the Company is the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the Shares. If stockholder approval for the Merger is required, the Parent intends to cause the Company's Board of Directors to set the record date for the stockholder approval for a date as promptly as practicable following the consummation of the Offer. Accordingly, if the Minimum Condition is satisfied, we believe the Offeror will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholders.

        Stockholder Meetings.    In the Merger Agreement, the Company has agreed, if a stockholder vote is required, to convene a meeting of its stockholders following consummation of the Offer for the purpose of considering and voting on the Merger. The Company, acting through its Board of Directors, has further agreed that, if a stockholders' meeting is convened, the Company's Board of Directors shall recommend that stockholders of the Company vote to approve the Merger. At any such meeting, all of the Shares then owned by the Parent and the Offeror and by any of the Parent's other subsidiaries, and all Shares for which the Company has received proxies to vote, will be voted in favor of the Merger.

        Board Representation.    See Section 13 entitled "The Transaction Documents" of this Offer to Purchase. The Parent currently intends to designate a majority of the directors of the Company following consummation of the Offer. It is currently anticipated that the Parent will designate Robert P. Wayman, Ann O. Baskins and Charles N. Charnas to serve as directors of the Company following consummation of the Offer. The Offeror expects that such representation would permit the Offeror to exert substantial influence over the Company's conduct of its business and operations.

        Short-form Merger.    Under the DGCL, if the Offeror acquires, pursuant to the Offer, at least ninety percent (90%) of the outstanding Shares, the Offeror will be able to approve the Merger without a vote of the Company's stockholders. In such event, the Parent and the Offeror anticipate that they will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. However, if the Offeror does not acquire at least ninety percent (90%) of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under the DGCL, a significantly longer period of time would be required to effect the Merger. Pursuant to the Merger Agreement, the Company has agreed to convene a meeting of its stockholders as soon as practicable following consummation of the Offer to consider and vote on the Merger, if a stockholders' vote is required.

        Rule 13e-3.    The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and under certain circumstances may be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which the Offeror seeks to acquire the remaining Shares not held by it. The Offeror believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the Expiration Date at the same per Share price as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

        Plans for the Company.    The Parent and the Company have commenced a detailed integration review and planning process in order to consider the manner and timing of the integration of the business and operations of the Parent and the Company following the completion of the Merger. The integration planning process will include a detailed review of the Company, including its business, operations, properties, assets, products, management, personnel and systems. This integration planning process will continue throughout the pendency of the Offer and the Merger, but will not be implemented until the completion of the Merger.

        Extraordinary Corporate Transactions.    Except as described above or elsewhere in this Offer to Purchase, the Parent and the Offeror have no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any change in the Company Board of Directors or management, any material change in the Company's capitalization or dividend policy or any other material change in the Company's corporate structure or business.

13.   The Transaction Documents.

Merger Agreement

        The following is a summary of the material provisions of the Merger Agreement, a copy of which has been filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Parent on July 25, 2006. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference herein.

        Commencement.    The Merger Agreement provides for the commencement of the Offer not later than ten business days after the execution of the Merger Agreement, provided that the Merger Agreement has not been terminated in accordance with its terms.

        50% Top-Up Option.    In order to offset the dilutive impact of the issuance of Shares pursuant to the exercise of options or the conversions of other securities of the Company that are convertible into (or exercisable for) Shares following the initial acceptance for payment by the Offeror of Shares pursuant to the Offer (the "Appointment Time"), the Company granted to the Offeror an irrevocable option (the "50% Top-Up Option"), exercisable only on or after the Offeror's acceptance of tendered Shares for purchase, to purchase that number of Shares (the "50% Top-Up Option Shares") equal to the lowest number of Shares that, when added to the number of Shares owned by the Offeror at the time of such exercise, would constitute one share more than fifty percent (50%) of the Shares then outstanding (assuming the issuance of the 50% Top-Up Option Shares) at a price per share equal to the Offer Price (or any higher price per Share that is paid in the Offer); provided however, that the 50% Top-Up Option shall not be exercisable unless immediately after such exercise and the issuance of Shares pursuant thereto, the Offeror would own more than fifty percent (50%) of the Shares then outstanding (assuming the issuance of the 50% Top-Up Option Shares); and, provided further, that in no event shall the 50% Top-Up Option be exercisable for a number of Shares in excess of the Company's then authorized and unissued shares of Company common stock.

        In the event that, as a result of the issuance of Shares pursuant to the exercise of any stock options or the conversion of any other securities of the Company that are convertible into (or exercisable or exchangeable for) Shares, the Offeror would no longer hold a majority of all Shares outstanding as of the record date for a meeting of the stockholders of the Company to be held for the purpose of voting on the adoption of the Merger Agreement, the Offeror, provided that no applicable legal requirement or order prohibits the exercise of the 50% Top-Up Option or the delivery of 50% Top-Up Shares in respect thereof, may exercise the 50% Top-Up Option, in whole but not in part, at any one time after the Appointment Time and prior to the earlier to occur of (i) the record date for the meeting of the Company's stockholders to be held for the purpose of voting on the adoption of the Merger Agreement, and (ii) the termination of the Merger Agreement pursuant to its terms.

        90% Top-Up Option.    The Company granted to the Offeror an irrevocable option (the "90% Top-Up Option"), exercisable only on or after the Offeror's acceptance of tendered Shares for purchase, to purchase that number of Shares (the "90% Top-Up Option Shares") equal to the lowest number of Shares that, when added to the number of Shares owned by the Offeror at the time of such exercise, would constitute one share more than ninety percent (90%) of the Shares then outstanding (assuming the issuance of the 90% Top-Up Option Shares) at a price per share equal to the Offer Price (or any higher price per Share that is paid in the Offer); provided, however, that the 90% Top-Up Option shall not be exercisable unless immediately after such exercise and the issuance of Shares pursuant thereto, the Offeror would own more than ninety percent (90%) of the Shares then outstanding (assuming the issuance of the 90% Top-Up Option Shares); and, provided further, that in no event shall the 90% Top-Up Option be exercisable for a number of Shares in excess of the Company's then authorized and unissued shares of Company common stock.

        The Offeror may exercise the 90% Top-Up Option, in whole but not in part, at any one time after the Appointment Time and prior to the earlier to occur of (i) the Effective Time, and (ii) the termination of the Merger Agreement pursuant to its terms.

        Merger.    The Merger Agreement provides that after the purchase of the Shares pursuant to the Offer, as soon as practicable after the approval and adoption of the Merger Agreement by the stockholders of the Company, to the extent required by the DGCL, and the satisfaction or waiver, if possible, of certain other conditions contained in the Merger Agreement, the Offeror will be merged with and into the Company, with the Company continuing as the Surviving Corporation in the Merger under the corporate name it possesses immediately prior to the Merger.

        Vote Required to Approve Merger.    See Section 12 entitled "Purpose of the Offer; the Merger; Plans for the Company" of this Offer to Purchase.

        Conversion of Securities.    At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than (A) Shares owned by the Parent, the Offeror or the Company, or by any direct or indirect wholly-owned subsidiary of the Parent, the Offeror or the Company, in each case immediately prior to the Effective Time (whether pursuant to the Offer or otherwise), and (B) Shares owned by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their dissenters' rights of appraisal in respect of such Shares) shall be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price (or any higher price per Share that is paid in the Offer), without interest thereon, less any required withholding taxes, upon the surrender of the certificate representing such Share.

        Treatment of Stock Options.    The Merger Agreement provides that the Parent shall not assume any, or portion of any, option to purchase Shares, which was granted under a Company stock plan, or an option that the Company converted pursuant to a prior acquisition or merger (each a "Company option") that (A) is held by a person who is not an employee or service provider of the Parent or a subsidiary of the Parent immediately after the Effective Time, as reasonably determined by the Parent in its sole discretion, (B) is outstanding and vested and exercisable (after taking into account the effect of the accelerated vesting contained in the Merger Agreement or any contract or arrangement providing for the accelerated vesting of outstanding options) immediately prior to the Effective Time, unless such option has an exercise price, immediately prior to the Effective Time, that is equal or greater than the Offer Price (or any higher price per Share that is paid in the Offer), (C) is subject to the legal requirements of a non-U.S. jurisdiction and/or held by an employee of the Company or any of its subsidiaries located in a non-U.S. jurisdiction and which the Parent determines may not be converted into an Assumed Company Option (as defined below) (1) under the applicable laws or regulatory requirements of the relevant non-U.S. jurisdiction (including by reason of a failure to obtain any required regulatory consents or approvals after making reasonable commercial efforts) or (2) under the generally applicable policies and practices of the Parent with respect to the grant of equity awards in the relevant non-U.S. jurisdiction; provided, however, that any such options that are not assumed by the Parent under this subsection (C) shall be accelerated in full so that each such option is fully vested and exercisable immediately prior to the Effective Time (each, such option or portion thereof, a "Cancelled Company Option"). Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parent, the Offeror, the Company or the holders of Cancelled Company Options, each Cancelled Company Option shall be cancelled and extinguished and automatically converted into the right to receive an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Shares that were issuable upon exercise of such Cancelled Company Option immediately prior to the Effective Time and (y) the Offer Price (or any higher price per Share that is paid in the Offer) less the per share exercise price of such Cancelled Company Option (the "Option Consideration") (it being understood and agreed that such exercise price shall not actually be paid to the Company by the holder of a Cancelled Company Option). The Parent shall, or shall cause the Company to, pay to holders of Cancelled Company Options the Option Consideration less applicable taxes required to be withheld with respect to such payments. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under the Merger Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

        At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, the Offeror, the Company or the holders of options, except as otherwise required by applicable legal requirements, the Parent shall assume each option or portion of an option that is not a Cancelled Company Option (an "Assumed Company Option"). Each option assumed by the Parent will continue to have, and be subject to the same material terms and conditions of such option immediately prior to the Effective Time, including, without limitation, the vesting restrictions, if applicable, except that (A) each Assumed Company Option will be exercisable (or will become exercisable in accordance with its terms) for a number of whole shares of Parent common stock equal to the product of the number of Shares that would be issuable upon exercise of the Assumed Company Option outstanding at the Effective Time multiplied by a quotient obtained by dividing (x) the Offer Price (or any higher price per Share that is paid in the Offer) by (y) the average closing price of Parent common stock on the NYSE for the five consecutive trading days immediately preceding (but not including) the consummation of the Merger (the "Exchange Ratio" which shall be calculated to at least five decimal places), rounded down to the nearest whole number of shares of Parent common stock, and (B) the per share exercise price for Parent common stock issuable upon exercise of such Assumed Company Option will be equal to the quotient determined by dividing the per share exercise price for such Assumed Company Option outstanding at the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. It is the intention of the parties that each Assumed Company Option shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code") to the extent permitted under Section 422 of the Code and to the extent such Assumed Company Option qualified as an incentive stock option at the Effective Time. The exercise price and the number of shares purchasable pursuant to each Assumed Company Option as well as the terms and conditions of exercise of such option shall be determined in order to comply with Sections 424(a) and 409A of the Code.

        409A Correction and Offer.    Prior to the Effective Time, the Company shall take all necessary actions to permit holders of all Company options that will be Cancelled Company Options, and which are subject to the penalty tax under Section 409A of the Code (the "409A Penalty Tax"), to elect fixed payment terms (including payment in connection with a "change in the ownership or effective control of a corporation") for such Cancelled Company Options as permitted under the proposed regulations and related guidance under Section 409A of the Code (the "409A Correction"). The 409A Correction shall be conducted in a manner consistent and compliant with Section 409A of the Code and the regulations (including proposed regulations) promulgated thereunder as well as all other applicable laws. The 409A Correction shall not by itself result in the accelerated vesting of any Company options. After the Effective Time and before the end of the transition period under Section 409A of the Code that permits the correction of discounted stock options, the Parent shall use commercially reasonable efforts to commence an offer to modify all Company options that will be Assumed Company Options that are subject to the 409A Penalty Tax (the "409A Offer") to increase the exercise price of such options as necessary so that such options shall not be subject to the 409A Penalty Tax. Each eligible holder of Assumed Company Options who participates in the 409A Offer and holds Assumed Company Options that are unvested at the Effective Time shall receive a cash payment in an amount equal to the aggregate increase in exercise price of such modified Assumed Company Options. The 409A Offer shall be conducted in a manner consistent and compliant with Section 409A of the Code and the regulations (including proposed regulations) promulgated thereunder as well as all other applicable laws. The

Parent, in its sole discretion, may permit certain holders of Assumed Company Options, which are vested at the Effective Time, to participate in a 409A Correction instead of a 409A Offer. In the event the 409A Offer is not commenced before the end of the transition period under Section 409A of the Code, the Parent shall use commercially reasonable efforts to allow each holder of Assumed Company Options to participate in a 409A Correction prior to the end of the transition period under Section 409A of the Code.

        Treatment of Employee Stock Purchase Plan.    The Merger Agreement provides that each outstanding purchase right under the Company's employee stock purchase plan shall be cancelled and converted into the right to receive at the Effective Time from the Parent, for each Share issuable under such purchase right, an amount (subject to any applicable withholding tax) in cash equal to the product of (i) the number of Shares issuable to the holder of such purchase right had been exercised immediately prior to the Effective Time and (ii) the amount by which $52.00 exceeds the purchase price under such purchase right. Within five days following the Effective Time, the Parent shall cause the Company to return to participants their respective accumulated payroll contributions not applied to the purchase of Shares under the Company's employee stock purchase plan, if any. From and after the Effective Time, employees who remain or become employees of the Company, the Parent or any subsidiary of the Parent may participate in the Parent's employee stock purchase plan, if any, subject to the terms and conditions of that plan.

        Conditions to Obligations of All Parties to Merger Agreement.    The obligations of each of the parties to effect the Merger are subject to the following conditions:

          (a)   If approval of the Merger by the Company stockholders is required by Delaware law, the affirmative vote of the holders of a majority of the outstanding Shares, voting together as a class (the "Requisite Stockholder Approval") shall have been obtained;

          (b)   The Offeror (or the Parent on the Offeror's behalf) shall have accepted for payment and paid for all of the Shares validly tendered pursuant to the Offer and not withdrawn; and

          (c)   No governmental entity of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any law, statute, rule or regulation that is in effect and has the effect of making the Merger illegal in any jurisdiction in which the Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (ii) issued or granted any order (whether temporary, preliminary or permanent) that has the effect of making the Merger illegal in any jurisdiction in which the Parent or the Company have material business or operations or which the effect of prohibiting or otherwise preventing the consummation of the Merger.

        Conditions to Obligations of the Offeror.    See Section 15 entitled "Conditions to the Offeror's Obligations" of this Offer to Purchase.

        Schedule 14D-9.    The Merger Agreement provides that the Company shall (i) file with the SEC, to the extent reasonably practical concurrently with the filing by the Parent and the Offeror of the Schedule TO, the Schedule 14D-9 and (ii) cause the Schedule 14D-9 to be mailed to the Company stockholders, to the extent reasonably practical together with the Offer Documents, promptly after the commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act). The Company shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and all other legal requirements.

        Board of Directors.    Effective upon the Appointment Time (the use of which term shall not, unless the context otherwise requires, depend upon whether the Parent shall exercise its rights under this paragraph) and from time to time thereafter, the Parent shall be entitled to designate up to such number of directors on the Company Board of Directors equal to the product (rounded up to the next whole number) obtained by multiplying (x) the number of directors on the Company Board of Directors (giving effect to any increase in the number of directors) and (y) a fraction, the numerator of which is the number of Shares held by the Parent and the Offeror (giving effect to the Shares purchased pursuant to the Offer), and the denominator of which is the total number of then outstanding Shares. Promptly following a request by the Parent, the Company shall take all action necessary to cause the individuals so designated by the Parent to be elected or appointed to the Company Board of Directors, including (at the election of the Parent) either by increasing the size of the Company Board of Directors or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by the Parent to be elected or appointed to the Company Board of Directors. From time to time after the Appointment Time, the Company shall take all action necessary to cause the individuals so designated by the Parent to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board of Directors on (i) each committee of the Company Board of Directors, (ii) each Board of Directors of each subsidiary of the Company, and (iii) each committee of each such Board of Directors of each subsidiary of the Company, in each case to the fullest extent permitted by all applicable legal requirements.

        It is currently anticipated that the Parent will designate Robert P. Wayman, Ann O. Baskins and Charles N. Charnas to serve as directors of the Company following consummation of the Offer. The Offeror expects that such representation would permit the Offeror to exert substantial influence over the Company's conduct of its business and operations.

        Representations and Warranties.    The Merger Agreement contains various customary representations and warranties, from both the Parent and the Offeror as well as the Company.

        Conduct of Company's Business Pending Merger.    Except (a) as contemplated or permitted by the Merger Agreement (or otherwise set forth in the Company's disclosure schedule) or (b) as approved in advance by the Parent in writing (which approval shall not be unreasonably withheld or delayed), at all times during the period commencing with the execution and delivery of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement and the Appointment Time, each of the Company and each of its subsidiaries shall (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, (ii) pay its debts and taxes when due, in each case subject to good faith disputes over such debts or taxes, (iii) pay or perform all material obligations when due, and (iv) use commercially reasonable efforts, consistent with past practices and policies, to (A) preserve intact its present business organization, (B) keep available the services of its present officers and employee, and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

        Except (i) as contemplated or permitted by the Merger Agreement (or otherwise set forth in the Company's disclosure schedule) or (ii) as approved in advance by the Parent in writing (which approval shall not be unreasonably withheld or delayed), at all times during the period commencing with the execution and delivery of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement and the Appointment Time, the Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

          (a)   propose to adopt any amendments to or amend its certificate of incorporation or bylaws or comparable organizational documents; provided, however, that nothing in this paragraph (a) shall prohibit the Company from dissolving and/or merging into any of its subsidiaries certain other subsidiaries that are not material to the Company or its subsidiaries, taken as a whole;

          (b)   authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company securities or any of the securities of the Company's subsidiaries, except for (i) the issuance and sale of Shares pursuant to Company options outstanding prior to July 25, 2006 and purchase rights under the Company's employee stock purchase plan (ii) grants of purchase rights under the Company's employee stock purchase plan, and (iii) grants to newly hired employees of Company options issued in the ordinary course of business consistent with past practice, with a per share exercise price no less than the then-current market price of a Share and not subject to any accelerated vesting or other provision that would be triggered as a result of the consummation of the transactions contemplated hereby (including the Offer and the Merger), as long as (A) the aggregate number of Shares subject to such additional stock options does not exceed the sum of (x) five hundred thousand (500,000) plus (y) the number of Shares subject to any stock option (or portion thereof) outstanding as of July 25, 2006 that are subsequently cancelled, terminated or forfeited as the result of the voluntary or involuntary termination of employment of any employee, and (B) the aggregate number of Shares subject to stock options granted to any individual newly hired employee does not exceed the current stock grant guidelines previously made available to the Parent.

          (c)   acquire or redeem, directly or indirectly, or amend any Company securities or securities of the Company's subsidiaries; provided, however, that nothing in this paragraph (c) shall prohibit the Company from dissolving and/or merging into any of its subsidiaries certain other subsidiaries that are not material to the Company or its subsidiaries, taken as a whole;

          (d)   other than cash dividends made by any direct or indirect wholly-owned subsidiary of the Company to the Company or one of its subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock; provided, however, that nothing in this paragraph (d) shall prohibit the Company from dissolving and/or merging into any of its subsidiaries certain other subsidiaries that are not material to the Company or its subsidiaries, taken as a whole;

          (e)   propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the transactions contemplated by the Merger Agreement, including the Offer and the Merger); provided, however, that nothing in this paragraph (e) shall prohibit the Company from dissolving and/or merging into any of its subsidiaries certain other subsidiaries that are not material to the Company or its subsidiaries, taken as a whole;

          (f)    (i) incur or assume any long-term or short-term debt or issue any debt securities, except for (A) short-term debt incurred to fund operations of the business or for cash management purposes, in each case in the ordinary course of business consistent with past practice and (B) loans or advances to direct or indirect wholly-owned subsidiaries in the ordinary course of business consistent with past practice, (ii) other than in the ordinary course of business, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other Person (as defined below) except with respect to obligations of direct or indirect wholly-owned subsidiaries of the Company, (iii) make any material loans, advances or capital contributions to or investments in any other Person except for travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its subsidiaries, or (iv) mortgage or pledge any of its or its subsidiaries' assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than Permitted Encumbrances (as defined below));

          (g)   except as may be required by applicable legal requirements (A) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee, or (B) pay any special bonus, remuneration or benefit to any director, officer or employee not required by any plan or arrangement as in effect as July 25, 2006; provided, however, that this paragraph (g) shall not prevent the Company or any of its subsidiaries (i) from entering into employment agreements or offer letters with new employees in the ordinary course of business, or (ii) from increasing annual compensation and/or from providing for or amending bonus arrangements for non-officer employees in the ordinary course of compensation reviews (to the extent that such compensation increases and new or amended bonus arrangements are consistent with past practice and do not result in a material increase in benefits or compensation expense to the Company or any of its subsidiaries);

          (h)   forgive any loans to any employees, officers or directors of the Company or any of its subsidiaries, or any of their respective affiliates or associates;

          (i)    make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the employee plan of the Company or its subsidiaries or agreements subject to the employee plan of the Company or its subsidiaries or any other contract of the Company other than deposits and contributions that are required pursuant to the terms of the employee plan of the Company or its subsidiaries or any agreements subject to the employee plan of the Company or its subsidiaries in effect as of July 25, 2006;

          (j)    enter into, amend, or extend any collective bargaining agreement;

          (k)   acquire, sell, lease, license or dispose of any material property or assets in any single transaction or series of related transactions, except either (i) transactions pursuant to existing contracts, or (ii) the sale of goods or grants of non-exclusive licenses with respect to Company owned or licensed intellectual property in the ordinary course of business consistent with past practice;

          (l)    except as may be required as a result of a change in applicable legal requirements or in generally accepted accounting principles, as applied in the United States ("GAAP") or a change in the interpretation of GAAP with respect to tax matters or as a result of or arising from an audit review of the consolidated financial statements of the Company and its subsidiaries, make any change in any of the accounting principles or practices used by it;

          (m)  (i) make or change any material tax election (unless required by applicable law) or (ii) settle or compromise any material federal, state, local or foreign income tax liability, other than with respect to any proceeding relating to a tax liability that (A) is in progress as of July 25, 2006, (B) is in an amount less than or equal to the liability or reserve that has been recorded with respect thereto on the Company's balance sheet included in certain unaudited financial data of the Company for the fiscal year ended December 31, 2005 that was made available to the Parent (the "Selected 2005 Financial Statements"), or (C) is in an amount less than two hundred fifty thousand dollars ($250,000) in the aggregate with all other such liabilities;

          (n)   enter into a Company IP Agreement (as defined below) or amend in any material respect any Company IP Agreement or grant any release or relinquishment of any material rights under any Company IP Agreement;

          (o)   (i) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or (ii) modify, amend or exercise any right to renew any lease or sublease of real property;

          (p)   grant any exclusive rights with respect to any Company intellectual property owned by or licensed to the Company, divest any Company intellectual property owned by or licensed to the Company, except if such divestiture or divestures, individually or in the aggregate, are not material to the Company, or materially modify the Company's standard warranty terms for Company products or services or amend or modify any product or service warranty in any manner that is likely to be materially adverse to the Company and its subsidiaries, taken as a whole;

          (q)   (i) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein, (ii) enter into any contract other than in the ordinary course of business which would be reasonably expected to result in a Company Material Adverse Effect (as defined below) or (iii) authorize, incur or commit to incur any new capital expenditure(s) which individually or in the aggregate, is or are material to the Company and its subsidiaries, taken as a whole; provided, however, that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts; and, provided further, that none of the foregoing shall prohibit the Company from dissolving and/or merging into any of its subsidiaries certain other subsidiaries that are not material to the Company or its subsidiaries, taken as a whole;

          (r)   settle or compromise any pending or threatened legal proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of legal proceedings, claims and other liabilities (i) reflected or reserved against in full in the balance sheet included in the Selected 2005 Financial Statements or incurred since December 31, 2005 in the ordinary course of business consistent with past practice or (ii) the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its subsidiaries following the Appointment Time that is not, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole;

          (s)   except as required by applicable legal requirements or GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

          (t)    except as required by applicable legal requirements, convene any regular or special meeting (or any adjournment or postponement thereof) of the stockholders of the Company other than a stockholders' meeting held to vote on the adoption of the Merger Agreement;

          (u)   enter into a contract to do any of the foregoing or knowingly take any action which results or is reasonably likely to result in any of the conditions to the Offer not being satisfied, or knowingly take any action which would make any of the representations or warranties of the Company contained in the Merger Agreement untrue or incorrect in any material respect at the Expiration Date, or that would materially impair the ability of the Company to consummate the transactions contemplated by the Merger Agreement (including the Offer and the Merger) in accordance with the terms of the Merger Agreement or materially delay such consummation.

        Under the Merger Agreement, "Company IP Agreement" means an agreement (i) under which the Company or any of its subsidiaries uses or has the right to use intellectual property and intellectual property rights that are licensed to the Company or any of its subsidiaries by third parties, other than licenses and related services agreements for commercially available software that is used by the Company but not incorporated into Company products and that has not been substantially customized for use by the Company, or (ii) under which the Company or any of its subsidiaries has licensed to others the right to use or agreed to transfer any of the intellectual property owned or licensed by the Company, other than customer licenses and other agreements entered into in the ordinary course of business.

        Under the Merger Agreement, "Company Material Adverse Effect" means any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects that exist at the date of determination of the occurrence of the Company Material Adverse Effect, has or is reasonably likely to have a material adverse effect on the business, financial condition or results of operations of the Company taken as a whole with its subsidiaries; provided, however, that no facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) resulting from, relating to or arising out of the following shall be deemed to be or constitute a Company Material Adverse Effect, and no facts, circumstances, changes or effects resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, circumstances, changes or effects) shall be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur: (i) general market, economic or political conditions (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events) to the extent that such conditions do not have a materially disproportionate impact on the Company taken as a whole with its subsidiaries; (ii) general market, economic or political conditions in the industries in which the Company or any of its subsidiaries conduct business (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events) to the extent that such conditions do not have a materially disproportionate impact on the Company taken as a whole with its subsidiaries relative to the industries in which the Company or any of its subsidiaries conduct business; (iii) general market, economic or political conditions in Israel (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events); (iv) the announcement or pendency of the Merger Agreement or any of the transactions contemplated hereby, including the Offer and the Merger; (v) changes in GAAP, or changes in the interpretation of GAAP with respect to tax matters or as a result of or arising from an audit review of the consolidated financial statements of the Company and its subsidiaries, in either case pursuant to which the Company is required to change its prior accounting policies or practices; (vi) changes in any legal requirements; (vii) the failure to take any action as a result of any restrictions or prohibitions set forth in the Merger Agreement; (viii) any legal claims made or brought by any Company stockholders or any former stockholders of the Company (on their own behalf or on behalf of the Company) or other legal proceedings arising out of or related to the Merger Agreement or any of the transactions contemplated thereby (including the Offer and the Merger); or (ix) (A) actions, claims, audits, arbitrations, mediations, investigations, proceedings or other legal proceedings (in each case whether threatened, pending or otherwise), (B) penalties, sanctions, fines, injunctive relief, remediation or any other civil or criminal sanction (in each case whether threatened, pending, deferred or otherwise, and whether financial or otherwise), or (C) facts, circumstances, changes, effects, outcomes, results, occurrences and eventualities (whether or not known, contemplated or foreseeable, and whether financial or otherwise), in each case with respect to (A) through (C), resulting from, relating to or arising out of: (1) the Company's restatement of its historical consolidated financial statements for the fiscal years ended December 31, 2002, 2003 and 2004 (the "Restatement"), the matters referred to in Item 9A, or Note 3 or Note 19, or the Company's restatement of the unaudited financial statements contained in its quarterly report on Form 10-Q for the quarter ended March 31, 2005; (2) the Company's failure to file in a timely manner its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, the Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2005, and the Quarterly Report on Form 10-Q for the quarters ended or ending March 31, June 30, and September 30, 2006; or (3) the Company's historical stock-based compensation practices, including with respect to the grant of stock options and the purchase of Company stock by employees, the recording of, accounting for and disclosure relating to the stock option grants and Company stock purchases by employees, remedies determined by the special committee or special litigation committee of the Company Board of Directors or the Company Board of Directors relating to the Company's investigation of such stock-based compensation or in connection with the Restatement, and the Company's tax practices with respect to such compensation practices, including the grant of stock options and the purchase of Company stock by employees.

        Under the Merger Agreement, "Permitted Encumbrances" means (i) liens for taxes not yet due and payable or liens for taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established, (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (iii) statutory liens existing as of the date of closing of the Merger and claimed or held by any governmental entity that are related to obligations that are not due or delinquent, (iv) restrictions on resale of securities imposed by applicable legal requirements, (v) security given in the ordinary course of business as of the date of closing of the merger to any public utility, governmental entity or other statutory or public authority, (vi) liens imposed on the underlying fee interest in leased real property, and (vii) liens (other than those securing indebtedness) that do not materially interfere with the use or operation of the property subject thereto.

        Nonsolicitation Obligation.    The Company and its subsidiaries have agreed to cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal (as defined below).

        Under the Merger Agreement, "Person" means an individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or governmental entity.

        At all times during the period commencing with the execution and delivery of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement and the Appointment Time, the Company and its subsidiaries shall not, and shall use their reasonable best efforts to cause their respective directors, officers or other employees, controlled affiliates, and any investment banker, attorney or other advisor or representative retained by any of them not to (and in any event neither the Company nor any of its subsidiaries shall authorize any of such persons to), directly or indirectly, (i) solicit, initiate, knowingly encourage, or induce the making, submission or announcement of, an Acquisition Proposal, (ii) furnish to any Person any non-public information relating to the Company or any of its subsidiaries (other than to (A) the Parent, the Offeror or any designees of the Parent or the Offeror, (B) a customer or potential customer in the ordinary course of business and in manner and to the extent consistent with the Company's past practices or (C) to a governmental authority), or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to any Person (other than to the Parent, the Offeror or any designees of the Parent or the Offeror, a customer or potential customer referenced in subsection (B) above, or to a governmental authority), or take any other action with the intent to assist or facilitate any inquiries or the making of any proposal that constitutes or could lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, (iv) approve, endorse or recommend an Acquisition Proposal, (v) enter into any letter of intent, memorandum of understanding or contract contemplating or otherwise relating to an Acquisition Transaction (as defined below) (other than a confidentiality agreement as permitted by the Merger Agreement, as described below) or (vi) terminate, amend or waive any rights under any "standstill" or other similar agreement between the Company or any of its subsidiaries and any Person (other than the Parent); provided, however, that notwithstanding the foregoing, at any time prior to the Appointment Time the Company Board of Directors may, directly or indirectly through advisors, agents or other intermediaries or representatives, (A) engage or participate in discussions or negotiations with any Person that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the Company Board of Directors reasonably determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal (as defined below) and/or (B) furnish to any Person that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the Company Board of Directors reasonably determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal any non-public information relating to the Company or any of its subsidiaries pursuant to a confidentiality agreement the terms of which are no less favorable to the Company than those contained in the Confidentiality Agreement between the Parent and the Company, dated January 30, 2006 (the "Confidentiality Agreement"), provided that, in the case of any action taken pursuant to the foregoing clauses (A) or (B) (1) the Company Board of Directors received such Acquisition Proposal other than as a result of a breach or violation of the terms of the Merger Agreement described above, (2) none of the Company, any of its subsidiaries or any representative of the Company or its subsidiaries shall have breached or violated the terms of the Merger Agreement described above in connection with such Acquisition Proposal (or any Acquisition Proposal that was a precursor thereto), (3) the Company Board of Directors reasonably determines in good faith (after consultation with outside legal counsel) that such action is required in order to comply with its fiduciary duties to the Company stockholders under Delaware law, (4) at least forty-eight hours prior to engaging or participating in any such discussions or negotiations with, or furnishing any non-public information to, such Person, the Company gives the Parent written notice of the identity of such Person and all of the material terms and conditions of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case the Company shall give the Parent a copy thereof) and of the Company's intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Person, and (5) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to the Parent (to the extent such information has not been previously furnished by the Company to the Parent).

        In addition to the obligations of the Company set forth in the preceding paragraph, the Company shall promptly, and in all cases within twenty-four hours of its receipt, advise the Parent orally and in writing of (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal or (iii) any inquiry which would reasonably be expected to lead to an Acquisition Proposal, including the material terms and conditions of such Acquisition Proposal, request or inquiry and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.

        The Company shall keep the Parent informed on a reasonably current basis of the status and material terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry. In addition to the foregoing, the Company shall provide the Parent with at least forty-eight hours prior notice of a meeting of the Company Board of Directors (or such lesser notice as is provided to the members of the Company Board of Directors) at which the Company Board of Directors is reasonably expected to consider an Acquisition Proposal.

        Change in Board Recommendation.    The Company Board of Directors may change its unanimous recommendation in favor of the Offer and Merger if, and only if: (i) the Company Board of Directors has received an Acquisition Proposal that constitutes a Superior Proposal other than as a result of a breach or violation of the terms described above in "Nonsolicitation Obligations," (ii) neither the Company nor any of its representatives shall have breached or violated the provisions of Merger Agreement described above in "Nonsolicitation Obligations" in connection with such Superior Proposal (or any Acquisition Proposal that was a precursor thereto), (iii) the Company Board of Directors reasonably determines in good faith (after consultation with outside legal counsel and after considering in good faith any counter-offer or proposal made by the Parent pursuant to clause (v) below), that, in light of such Superior Proposal, the Company Board of Directors is required to change its recommendation in favor of the Offer and Merger in order to comply with its fiduciary duties to the Company stockholders under Delaware law, (iv) prior to effecting such change in recommendation, the Company Board of Directors shall have given the Parent at least five business days notice thereof and the opportunity to meet with the Company Board of Directors and its outside legal counsel, all with the purpose and intent of enabling the Parent and the Company to discuss in good faith a modification of the terms and conditions of the Merger Agreement so that the transactions contemplated thereby may be effected, and (v) the Parent shall not have made, within five business days after receipt of the Company's written notice of its intention to effect such a change in recommendation, a counter-offer or proposal that the Company Board of Directors reasonably determines in good faith, after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, is at least as favorable to Company stockholders as such Superior Proposal.

        Nothing in the Merger Agreement shall prohibit the Company Board of Directors from (i) taking and disclosing to the Company stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, or (ii) subject to compliance with the terms of the Merger Agreement described in the preceding paragraph if the disclosure relates to a Superior Proposal, making any disclosures to the Company stockholders that the Company Board of Directors determines in good faith (after consultation with outside legal counsel) that the Company Board of Directors is required to make in order to comply with its fiduciary duties to the Company stockholders under Delaware law, provided however, that, in any such case, any statement(s) made by the Company Board of Directors pursuant to the foregoing shall be subject to the terms and conditions of the Merger Agreement, including the provisions described below in "Termination" and "Expenses; Termination Fee."

        Under the Merger Agreement, "Acquisition Proposal" means any offer or proposal (other than an offer or proposal by the Parent or the Offeror) relating to any Acquisition Transaction.

        Under the Merger Agreement, "Acquisition Transaction" means any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) involving: (i) any acquisition or purchase from the Company or any of its subsidiaries by any Person or "group" (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any of its subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or "group" (as defined in or under Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any of its subsidiaries; (ii) any merger, consolidation, business combination or other similar transaction involving the Company or any of its subsidiaries pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent (15%) of the assets of the Company or any of its subsidiaries or fifteen percent (15%) of the assets of one or more of the Company subsidiaries that, individually or in the aggregate, would qualify as a "significant subsidiary" of the Company within the meaning of Rule 1-02(w) of Regulation S-X promulgated by the SEC (in each case measured by the lesser of book or fair market value thereof); (iv) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or any of its subsidiaries or (iv) any combination of the foregoing.

        Under the Merger Agreement, "Superior Proposal" means any unsolicited, bona fide written Acquisition Proposal involving the acquisition of all of the outstanding voting securities of the Company (i) which, if any cash consideration is involved, is not subject to any financing contingencies (and if financing is required, such financing is then fully committed to the third party making such Acquisition Proposal) and (ii) with respect to which the Company Board of Directors shall have reasonably determined in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, and after taking into account, among other things, the financial, legal and regulatory aspects of such Acquisition Transaction, as well as any counter-offer or proposal made by the Parent pursuant to the Merger Agreement) that (A) the acquiring party is reasonably capable of consummating the proposed Acquisition Transaction on the terms proposed and without unreasonable delay, and (B) the proposed Acquisition Transaction, if timely consummated in accordance with its terms, would be more favorable to the holders of Shares (in their capacity as such), from a financial point of view, than the transactions contemplated by the Merger Agreement, including the Offer and the Merger (or any counter-offer or proposal made by the Parent pursuant to the Merger Agreement).

        Termination.    The Merger Agreement may be terminated and the Offer may be abandoned at any time prior to the Appointment Time:

          (a)   by mutual written agreement of the Parent and the Company; or

          (b)   by either the Parent or the Company, if the Offer shall have expired or been terminated in accordance with the terms of the Merger Agreement without the Offeror (or the Parent on the Offeror's behalf) having accepted for payment any Shares pursuant to the Offer; provided, however, that the right to terminate the Merger Agreement pursuant to this paragraph (b) shall not be available to any party to the Merger Agreement whose action or failure to fulfill any obligation under the Merger Agreement has been the principal cause of or resulted (i) in any of the conditions to the Offer set forth in the first paragraph of Section 15 entitled "Conditions to the Offeror's Obligations" of this Offer to Purchase having failed to be satisfied, or (ii) in the expiration or termination of the Offer in accordance with the terms of the Merger Agreement without the Offeror (or the Parent on the Offeror's behalf) having accepted for payment any Shares pursuant to the Offer, and in either such case, such action or failure to act constitutes a material breach of the Merger Agreement; or

          (c)   by either the Parent or the Company, if the Offer shall have expired or been terminated in accordance with the terms of the Merger Agreement and neither the Offeror nor the Parent on the Offeror's behalf shall have accepted for payment any Shares pursuant to the Offer on or before October 31, 2006 (the "Initial Termination Date"); provided however, that, in the event a condition to the Offer set forth in clause (A) or clause (C)(8) of first paragraph of Section 15 entitled "Conditions to the Offeror's Obligations" of this Offer to Purchase shall not have been satisfied on or prior to the Initial Termination Date and all other conditions to the Offer set forth in the first paragraph of Section 15 entitled "Conditions to the Offeror's Obligations" of this Offer to Purchase shall have been satisfied on or prior to the Initial Termination Date, either the Parent or the Company may elect to extend the Initial Termination Date, by written notice to the other prior to or on the Initial Termination Date, until March 31, 2007 following the date of commencement of the Offer (the "Extended Termination Date"); and, provided further, that the right to terminate the Merger Agreement pursuant to this paragraph shall not be available to any party to the Merger Agreement whose action or failure to fulfill any obligation under the Merger Agreement has been the principal cause of or resulted (i) in any of the conditions to the Offer set forth in clause (C) of the first paragraph of Section 15 entitled "Conditions to the Offeror's Obligations" of this Offer to Purchase having failed to be satisfied on or before the Initial Termination Date or the Extended Termination Date, as applicable, or (ii) in the expiration or termination of the Offer in accordance with the terms of the Merger Agreement without the Offeror (or the Parent on the Offeror's behalf) having accepted for payment any Shares pursuant to the Offer, and in either such case, such action or failure to act constitutes a material breach of the Merger Agreement; or

          (d)   by the Company:

                (i)  in the event (A) of a breach of any covenant or agreement on the part of the Parent or the Offeror set forth in the Merger Agreement or (B) that any of the representations and warranties of the Parent and the Offeror set forth in the Merger Agreement shall have been inaccurate when made or shall have become inaccurate, in either case so as to prevent the Parent and the Offeror from consummating the Offer in accordance with the terms of the Merger Agreement; provided, however, that, notwithstanding the foregoing, in the event that such breach by the Parent or the Offeror or such inaccuracies in the representations and warranties of the Parent or the Offeror are curable by the Parent or the Offeror through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate the Merger Agreement pursuant to this subparagraph (d)(i) until the earlier to occur of (1) the expiration of a thirty calendar day period after delivery of written notice from the Company to the Parent of such breach or inaccuracy, as applicable or (2) the Parent or the Offeror ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that the Parent or the Offeror continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate the Merger Agreement pursuant to this subparagraph (d)(i) if such breach or inaccuracy by the Parent or the Offeror is cured within such thirty calendar day period); or

               (ii)  immediately prior to entering into a definitive agreement with respect to a Superior Proposal, provided that (A) the Company received such Superior Proposal other than as a result of a breach or violation of the terms of the Merger Agreement, (B) the Company has not breached or violated the terms of the Merger Agreement set forth in "Nonsolicitation Obligations" and "Change in Board Recommendation" in connection with such Superior Proposal (or any Acquisition Proposal that was a precursor thereto), (C) subject to the terms of the Merger Agreement, the Company Board of Directors has changed its recommendation in favor of the Offer and Merger in response to such Superior Proposal and authorized the Company to enter into such definitive agreement for such Superior Proposal (which authorization may be subject to termination of the Merger Agreement), (D) the Company has notified the Parent in writing that the Company intends to enter into such definitive agreement for such Superior Proposal, which notice shall include the most current version of such definitive agreement and the identity of the Person making such Superior Proposal, (E) the Parent shall not have made, within the five business day period contemplated by the Merger Agreement, a counter-offer or proposal that the Company Board of Directors reasonably determines in good faith, after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, is at least as favorable to the Company stockholders as such Superior Proposal, (F) immediately prior to the termination of the Merger Agreement, the Company pays to the Parent the Termination Fee Amount payable as set forth below in "Expenses; Termination Fee," and (G) immediately following the termination of the Merger Agreement, the Company enters into such definitive agreement to effect such Superior Proposal; or

          (e)   by the Parent:

                (i)  in the event (A) of a material breach of any covenant or agreement on the part of the Company set forth in the Merger Agreement or (B) that any representation or warranty of the Company set forth in the Merger Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions to the Offer set forth in part (C)(1) and (C)(2) of the first paragraph of Section 15 entitled

      "Conditions to the Offeror's Obligations" of this Offer to Purchase, respectively, would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that, notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts, then the Parent shall not be permitted to terminate the Merger Agreement pursuant to this subparagraph (e)(i) until the earlier to occur of (1) the expiration of a thirty calendar day period after delivery of written notice from the Parent to the Company of such breach or inaccuracy, as applicable, or (2) the ceasing by the Company to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that the Company continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Parent may not terminate the Merger Agreement pursuant to this subparagraph (e)(i) if such breach or inaccuracy by the Company is cured within such thirty calendar day period); or

               (ii)  in the event that a Triggering Event (as defined below) shall have occurred.

        For all purposes of and under the Merger Agreement, a "Triggering Event" shall be deemed to have occurred if, prior to the Effective Time, any of the following shall have occurred: (A) the Company shall have breached (or be deemed, pursuant to the terms thereof, to have breached) in any material respect the provisions of the Merger Agreement set forth above in "Nonsolicitation Obligations" and "Change in Board Recommendation" (for purposes of this clause (A) disregarding any qualifiers with respect to "materiality" set forth in the provisions of the Merger Agreement set forth above in "Nonsolicitation Obligations" and "Change in Board Recommendation"); (B) the Company Board of Directors or any committee thereof shall have for any reason changed its recommendation in favor of the Offer and Merger; (C) the Company shall have failed to include the recommendation in favor of the Offer and Merger in the Schedule 14D-9 or to permit the Parent to include the recommendation in favor of the Offer and Merger in the Offer Documents; (D) the Company Board of Directors or any committee thereof shall have for any reason approved, or recommended that the Company stockholders approve, any Acquisition Proposal or Acquisition Transaction (whether or not a Superior Proposal); or (E) an Acquisition Proposal (whether or not a Superior Proposal) shall have been published, sent or given to the Company stockholders by a Person unaffiliated with the Parent and, promptly (and in any event within ten business days) following a request by the Parent, the Company shall not have made or sent to the Company stockholders (in the Parent's discretion), pursuant to Rule 14e-2 under the Exchange Act or otherwise, a statement unconditionally reaffirming the Company Board of Directors recommendation in favor of the Offer and Merger and unconditionally recommending that the Company stockholders reject such Acquisition Proposal and not tender any Shares into such Acquisition Proposal if made in the form of a tender or exchange offer.

        Notwithstanding the prior adoption of the Merger Agreement by the Company stockholders in accordance with Delaware law, the Merger Agreement may be terminated and the Offer and/or the Merger may be abandoned, at any time prior to the Effective Time by either the Parent or the Company if any governmental entity of competent jurisdiction shall have (a) enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated hereby (including the Offer and the Merger) any law, statute, rule or regulation that is in effect and has the effect of making the consummation of any of the transactions contemplated by the Merger Agreement (including the Offer or the Merger) illegal in any jurisdiction in which the Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Merger Agreement (including the Offer and the Merger), or (b) issued or granted any order that is in effect and has the effect of making any of the transactions contemplated hereby (including the Offer and the Merger) illegal in any jurisdiction in which the Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Agreement (including the Offer and the Merger), and such order has become final and non-appealable.

        In the event of its termination, the Merger Agreement shall be of no further force or effect without liability of any party or parties to the Merger Agreement, as applicable (or any stockholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties to the Merger Agreement, as applicable, except (a) for the terms of Section 7.9 (Confidentiality), Section 7.10 (Public Disclosure) Section 9.3 (Notice of Termination; Effect of Termination), and Section 9.4 (Fees and Expenses) and Article X (General Provisions) of the Merger Agreement, each of which shall survive the termination of the Merger Agreement and (b) that nothing therein shall relieve any party or parties to the Merger Agreement, as applicable, from liability for any willful breach of, or fraud in connection with, the Merger Agreement. In addition to the foregoing, no termination of the Merger Agreement shall affect the obligations of the parties to the Merger Agreement set forth in the Confidentiality Agreement, all of which obligations shall survive termination of the Merger Agreement in accordance with their terms.

        Expenses; Termination Fee.    Except as set forth in the next three paragraphs, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Offer and the Merger) shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and the Merger are consummated.

        The Company shall pay to the Parent a fee equal to $170,000,000 (the "Termination Fee Amount"), by wire transfer of immediately available funds to an account or accounts designated in writing by the Parent, within one business day after demand by the Parent, in the event that (A) (1) the Merger Agreement is terminated by the Parent or the Company pursuant to paragraph (c) of subsection "Termination" above, or (2) the Merger Agreement is terminated by the Parent pursuant to paragraph (e)(i) of subsection "Termination" above; (B) following the execution and delivery of the Merger Agreement and prior to the termination of the Merger Agreement, in the case of any termination pursuant to paragraph (c) of subsection "Termination" above, or prior to the breach or inaccuracy that forms the basis for a termination of the Merger Agreement (in the case of any termination pursuant to paragraph (e)(i) of subsection "Termination" above), a proposal for a Company Acquisition Transaction (as defined below) shall have been publicly announced or shall have become publicly known, or shall have been communicated or otherwise made known to the Company; and (C) within twelve months following the termination of the Merger Agreement, either a Company Acquisition Transaction (as defined below) (whether or not the Company Acquisition Transaction referenced in the preceding clause (B)) is consummated or the Company enters into a letter of intent or contract providing for a Company Acquisition Transaction (whether or not the Company Acquisition Transaction referenced in the preceding clause (B)). For purposes of this paragraph, the term "Company Acquisition Transaction" has the same meaning as the term "Acquisition Transaction" except that (i) all references to fifteen percent (15%) in the definition of "Acquisition Transaction" shall be deemed to be "a majority" for purposes of this definition of a "Company Acquisition Transaction" and (ii) the reference to eighty-five percent (85%) in the definition of "Acquisition Transaction" shall be deemed to be "a majority" for purposes of this definition of a "Company Acquisition Transaction."

        In the event that the Merger Agreement is terminated by the Company pursuant to paragraph (d)(ii) of subsection "Termination" above, prior and as a condition to the effectiveness of such termination, the Company shall pay to the Parent a fee equal to the Termination Fee Amount by wire transfer of immediately available funds to an account or accounts designated in writing by the Parent.

        In the event that the Merger Agreement is terminated by the Parent pursuant to paragraph (e)(ii) of subsection "Termination" above, the Company shall pay to the Parent a fee equal to the Termination Fee Amount by wire transfer of immediately available funds to an account or accounts designated in writing by the Parent within one business day after demand by the Parent.

Tender and Voting Agreements

        The following individuals, as owners of the Shares and Shares issuable upon exercise of outstanding options or warrants next to their names below, entered into tender and voting agreements with the Parent, dated July 25, 2006 (the "Tender and Voting Agreements") that, among other things (i) restrict the transfer of their Shares, (ii) obligate them to vote their Shares in favor of the adoption of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement and against approval of any proposal made in opposition to, or in competition with, consummation of the Offer, the Merger or any other transactions contemplated by the Merger Agreement, and (iii) obligate them to tender all their Shares:

Stockholder	Shares Owned	Shares issuable upon exercise of outstanding options
Brad Boston	0	60,000
Joseph Costello	0	50,000
Sandra Escher	0	70,000
Stanley Keller	0	50,000
Igal Kohavi	0	60,000
James Larson	4,275	796,813
David Murphy	0	245,000
Clyde Ostler	2,500	80,000
Yuval Scarlat	3,647	465,000
Yair Shamir	20,000	80,000
Brian Stein	0	95,000
Giora Yaron	0	60,000
Anthony Zingale	0	510,000

        Based on the number of Shares outstanding as of August 1, 2006, the number of Shares owned by the stockholders that entered into the Tender and Voting Agreements (excluding the shares issuable upon exercise of outstanding options set forth above) represent less than one percent (1%) of the Company's issued and outstanding common stock. This summary is qualified in its entirety by reference to the Form of Tender and Voting Agreement, which is filed as Exhibit (d)(2) to the Schedule TO filed by the Parent and the Offeror on August 17, 2006 and is incorporated by reference herein.

14.   Dividends and Distributions.

        The Merger Agreement provides that the Company will not, among other things (a) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any securities of the Company or its subsidiaries, except for (i) the issuance and sale of Shares pursuant to Company options outstanding prior to July 25, 2006 and purchase rights under the Company's employee stock purchase plan, (ii) grants of purchase rights under the Company's employee stock purchase plan, and (iii) grants to newly hired employees of Company options issued in the ordinary course of business consistent with past practice, with a per share exercise price no less than the then-current market price of a Share and not subject to any accelerated vesting or other provision that would be triggered as a result of the consummation of the transactions contemplated hereby (including the Offer and the Merger), as long as (A) the aggregate number of Shares subject to such additional options does not exceed the sum of (x) five hundred thousand (500,000) plus (y) the number of Shares subject to any option (or portion thereof) outstanding as of July 25, 2006 that is subsequently cancelled, terminated or forfeited as the result of the voluntary or involuntary termination of employment of any employee, and (B) the aggregate number of Shares subject to options granted to any individual newly hired employee does not exceed the current stock grant guidelines previously made available to the Parent, or (b) other than cash dividends made by any direct or indirect wholly-owned subsidiary of the Company to the Company or one of its subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock; provided, however, that nothing in this paragraph (b) shall prohibit the Company from dissolving and/or merging into any of its subsidiaries certain other subsidiaries that are not material to the Company or its subsidiaries, taken as a whole. See Section 13 entitled "The Transaction Documents" of this Offer to Purchase.

15.   Conditions to the Offeror's Obligations.

        The Offeror (i) shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act (relating to the obligation of the Offeror to pay for or return tendered Shares promptly after termination or withdrawal of the Offer)), pay for any tendered Shares, and (ii) may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares in the event that at or prior to the scheduled expiration of the Offer (as it may be extended pursuant to the terms of the Merger Agreement) (A) any waiting period (and extensions thereof) applicable to the transactions contemplated by the Merger Agreement (including the Offer and the Merger) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any material antitrust, competition or merger control consents reasonably deemed necessary, appropriate or desirable by the Parent shall not have been received (or been deemed to have been received by virtue of the expiration or termination of any applicable waiting period), either unconditionally or on terms reasonably satisfactory to the Parent, (B) the Minimum Condition shall not have been satisfied, or (C) any of the following shall have occurred:

          (1)   any of the representations and warranties of the Company set forth in the Merger Agreement (i) shall not have been true and correct in all respects as of the date of the Merger Agreement, or (ii) shall not be true and correct in all respects on and as of the Expiration Date with the same force and effect as if made on and as of such date, except, in the case of the foregoing clauses (i) and (ii) (A) for any failure to be so true and correct as has not had and would not be reasonably expected have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that such Company Material Adverse Effect qualifier shall be inapplicable with respect to representations and warranties set forth in Section 2.2(a) (Company Determinations, Approvals and Recommendations), Section 4.3 (Authorization), Section 4.4 (Capitalization) and Section 4.8 (Schedule 14D-9; Proxy Statement; Offer Documents) of the Merger Agreement, each of which individually shall have been true and correct in all material respects as of July 25, 2006 and shall be true and correct in all material respects on and as of the Expiration Date, (B) for changes contemplated by the Merger Agreement, and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date except for any failure to be so true and correct as has not had and would not be reasonably expected have, individually or in the aggregate, a Company Material Adverse Effect); and, provided further, that, for purposes of determining the accuracy of the representations and warranties of the Company set forth in the Merger Agreement for purposes of this clause (C)(1) (i) all "Company Material Adverse Effect" and materiality qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that (x) the phrase "similar phrases" as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties, and

  (y) the representation and warranty set forth in Section 4.10(a) (Absence of Certain Changes) of the Merger Agreement shall not be disregarded pursuant to the terms of this proviso) and (ii) any update of or modification to the Company's disclosure schedule made or purported to have been made after the date of the Merger Agreement shall be disregarded;

          (2)   the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any covenant or other agreement of the Company to be performed or complied with by it under the Merger Agreement prior to the expiration of the Offer;

          (3)   there shall be instituted or pending immediately prior to the Expiration Date any suit, action or proceeding by any governmental entity of competent jurisdiction against the Parent, the Offeror, the Company or any subsidiary of the Company (i) challenging the acquisition by the Offeror (or the Parent on the Offeror's behalf) of any Shares pursuant to the Offer or seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or the Tender and Voting Agreements (including the voting provisions thereunder), (ii) seeking to impose material limitations on the ability of the Offeror (or the Parent on the Offeror's behalf), or render the Offeror (or the Parent on the Offeror's behalf) unable, to accept for payment, pay for or purchase any or all of the Shares pursuant to the Offer and the Merger, (iii) seeking to prohibit or impose any limitations on the ownership or operation by the Parent (or any of its subsidiaries) of all or any portion of businesses or assets of the Parent, the Company or any of their respective subsidiaries, or to compel the Parent, the Company or any of their respective subsidiaries to dispose of or hold separate any portion of the businesses or assets of the Parent, the Company or any of their respective subsidiaries, in any such case in a manner that would be reasonably expected to have a material adverse effect on the Company taken as a whole with its subsidiaries or the Company and its subsidiaries taken as a whole with the Parent's software business segment, or to materially and adversely affect the benefits expected to be derived from the transactions contemplated by the Merger Agreement, including the Offer and the Merger, (iv) seeking to impose material limitations on the ability of the Parent or the Offeror effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to the Company stockholders, or (v) which otherwise would be reasonably expected to have a Company Material Adverse Effect;

          (4)   any governmental entity of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated by the Merger Agreement (including the Offer or the Merger) any law, statute, rule or regulation that is in effect immediately prior to the Expiration Date and has the effect of making the consummation of any of the transactions contemplated by the Merger Agreement (including the Offer and the Merger) illegal in any jurisdiction in which the Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Merger Agreement (including the Offer and the Merger), (ii) issued or granted any order (whether temporary, preliminary or permanent) that is in effect immediately prior to the Expiration Date and has the effect of making any of the transactions contemplated by the Merger Agreement (including the Offer and the Merger) illegal in any jurisdiction in which the Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Merger Agreement (including the Offer and the Merger), or (iii) taken any other action that, immediately prior to the Expiration Date, would be reasonably expected to have any of the consequences referred to in clauses (i) through (v), inclusive, of the immediately preceding paragraph (3);

          (5)   any Company Material Adverse Effect shall have occurred following the execution and delivery of the Merger Agreement and be continuing;

          (6)   any Triggering Event shall have occurred;

          (7)   the Merger Agreement shall have been terminated in accordance with its terms; or

          (8)   (x) the Company shall not have filed with the SEC the 2005 Form 10-K, and/or the 2005 Form 10-K, as so filed with the SEC, shall not comply as to form with the rules and regulations of the SEC applicable to annual reports on Form 10-K (including as a result of the absence of the financial statements required to be filed therewith), or (y) the 2005 Form 10-K shall fail to include: (1) an opinion of the Company's independent auditors relating to the financial statements of the Company for its fiscal years ended December 31, 2003, 2004 and 2005 included in the 2005 Form 10-K, which is not qualified because of a limitation on the scope of the audit and does not contain qualifications relating to the acceptability of accounting principles used or the completeness of disclosures made or with respect to "going concern;" (2) an opinion of the Company's independent auditors in respect of the Company's internal control over financial reporting at December 31, 2005; (3) the management certifications required by Sections 906 and 302 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"); and (4) the management assessments required by Section 404 of the Sarbanes-Oxley Act.

        The foregoing conditions are for the sole benefit of the Parent and the Offeror and, subject to the terms and conditions of the Merger Agreement, may be waived by the Parent or the Offeror, in whole or in part at any time and from time to time prior to the Expiration Date (provided that all conditions to the Offer other than those dependent upon receipt of governmental approvals or material antitrust, competition or merger control consents reasonably deemed necessary, appropriate or desirable by the Parent must be satisfied or waived prior to the Expiration Date) in the sole discretion of the Parent or the Offeror; provided, however, that the Minimum Condition can be waived only with the prior written consent of the Company. The failure by the Parent or the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

16.   Certain Regulatory and Legal Matters.

        Except as set forth in this Section 16, the Offeror is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by the Offeror as contemplated herein. However, the Offeror and the Parent, together with their advisors, are currently reviewing whether any other approval or other action will be required by any other governmental or administrative agency in connection with the Offer and the Merger. Should any such approval or other action be required, it will be sought, but the Offeror has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to the Offeror's right to decline to purchase Shares if any of the offer conditions shall not have been satisfied. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals were not obtained or other action taken.

  Antitrust Matters.

        United States.    The HSR Act provides that the acquisition of Shares by the Offeror may not be consummated unless certain information has been furnished to the Antitrust Division of the U.S. Department of Justice (the "Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. The rules promulgated by the FTC under the HSR

Act require the filing of a Notification and Report Form (the "Form") with the Division and the FTC by the Offeror and the Company and provide that the acquisition of Shares under the Offer may not be consummated earlier than fifteen days after receipt of the Form by the Division and the FTC from the Offeror. Within such fifteen day period the Division or the FTC may request additional information or documentary material from the Offeror and the Company. In the event of such request, the acquisition of Shares under the Offer may not be consummated until ten days after receipt of such additional information or documentary material by the Division or the FTC from the Offeror and the Company. The Parent filed its Form with the Division and the FTC on August 8, 2006 and the Company filed its Form with the Division and the FTC on August 8, 2006.

        European Union.    Rather than filing merger notifications with the individual member states of the European Union (the "Member States"), the European Community Merger Regulation ("ECMR") permits the filing of a single notification with the European Commission where at least three merger notifications would have to be made in Member States, provided that no Member State objects to the European Commission taking jurisdiction over the acquisition. Such objection must be made within fifteen business days from the receipt of a copy of the notification by the Member State. Pursuant to the ECMR, the acquisition may be consummated when the European Commission takes jurisdiction over the acquisition, on the condition that (i) the European Commission is notified of the acquisition without delay, and (ii) the acquirer (x) does not exercise the voting rights of the securities of the target company until clearance has been received from the European Commission or (y) exercises the voting rights, following receipt of a derogation from the European Commission, only to maintain the full value of its investments. The Parent filed the notification with the European Commission on August 11, 2006. In the event the European Commission does not take jurisdiction under the above procedure, the Parent will seek approvals under the applicable merger control rules of the Member States.

        Brazil.    Pursuant to Brazil's Law No. 8,884/94, a notice of a transaction must be filed with the Brazilian competition authorities within fifteen days of the execution of a merger agreement where the applicable criteria are met. Following such notice, the Secretariat of Economic Supervision/SEAE (Ministry of Finance) and the Secretariat of Economic Law/SDE (Ministry of Justice) will analyze the economic and legal aspects of the merger and will issue opinions on the merger. The Administrative Council for Economic Defense will then issue a final ruling regarding the merger. The timing of this process can vary greatly, depending on the complexity of the transaction and the extent to which Brazilian competition authorities request additional information regarding the merger. The Brazilian regime is not suspensory and the parties are not precluded from closing the merger prior to receiving approval from the Administrative Council for Economic Defense. The Parent filed the notice of transaction with the Brazilian competition authorities on August 15, 2006.

        Israel.    The Restrictive Trade Practices Law 5748-1988 and the regulations promulgated thereunder (the "Restrictive Trade Law") require the filing of a notice of merger with the Restrictive Trade Practices Commissioner where the applicable criteria are met. Within thirty days of receiving such notice of merger from the parties to the merger, the Restrictive Trade Practices Commissioner will notify the parties that it (i) objects to the merger, (ii) consents to the merger, subject to certain conditions, or (iii) will require additional information or an extension of time to properly review the transaction. The consent of the Restrictive Trade Commissioner must be received prior to closing the merger. The Parent intends to file the notice of merger as soon as reasonably practicable.

        South Africa.    Under the South African Competition Act No. 89 of 1998 (the "Competition Act"), a merger notification must be filed with the Competition Commission. The Competition Commission has twenty business days following the submission of a merger notification to conduct an initial review of the transaction. The Competition Commission may extend this initial period by up to forty additional business days. The parties must obtain the consent of the Competition Commission prior to closing the merger (and if the Competition Commission does not object within this period, it is deemed to have granted its consent). The Parent intends to file the notice of transaction as soon as reasonably practicable.

        South Korea.    Under the Monopoly Regulation and Fair Trade Law of Korea, the parties must file a report with the Korean Fair Trade Commission ("KFTC") within thirty calendar days after the execution of a merger agreement where applicable criteria are met. The KFTC will then undertake an initial review during the thirty calendar days following the report filing date. The KFTC may extend the review period for an additional ninety calendar days in its discretion as it deems necessary. The parties must obtain the consent of the KFTC prior to closing the merger. The Parent intends to file the business combination report as soon as reasonably practicable. In the circumstances of the transaction, a further business combination report must be filed with the KFTC in connection with the public tender offer within thirty days of the end of the tender offer period.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for trading on Nasdaq. The Parent currently intends to and will cause the Surviving Corporation to terminate the registration of the Shares under the Exchange Act upon completion of the Merger.

        State Takeover Laws. A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

        The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Offeror does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Offeror will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Offeror might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Offeror may not be obligated to accept for payment any Shares tendered. See Section 15 entitled "Conditions to the Offeror's Obligations" of this Offer to Purchase.

17.   Appraisal Rights.

        No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are met, could lead to a judicial determination of the fair value of the Shares, as of the day prior to the date on which the stockholders' vote was taken approving the Merger or similar business combination (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the purchase price per Share in the Offer or the Merger consideration.

        In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

18.   Fees and Expenses.

        Neither the Offeror nor the Parent will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding material to their customers.

        The Offeror has retained Innifree M&A Incorporated as Information Agent, Computershare Trust Company of New York as Depositary and Merrill Lynch & Co. as Dealer Manager in connection with the Offer. The Information Agent, the Depositary and Dealer Manager will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Information Agent, Depositary and Dealer Manager also will be indemnified by the Offeror against certain liabilities in connection with the Offer.

19.   Miscellaneous.

        The Offer is not being made to, and tenders will not be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

        No person has been authorized to give any information or make any representation on behalf of the Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal, and, if any such information or representation is given or made, it should not be relied upon as having been authorized by the Offeror.

        The Offeror has filed with the SEC a statement on Schedule TO, pursuant to Rule 14d-3 promulgated under the Exchange Act, furnishing certain information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 entitled "Certain Information Concerning the Company" of this Offer to Purchase.

Mars Landing Corporation

August 17, 2006

ANNEX I

DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR

        The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of the Offeror are set forth below. The business address of each director and officer is in care of Hewlett-Packard Company, 3000 Hanover Street, Palo Alto, California 94304. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with the Offeror.

        None of the directors and officers of the Offeror listed below has, during the past five years (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All directors and officers listed below are citizens of the United States.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Robert P. Wayman	61
		Mr. Wayman was elected President in July 2006. He has been a director since July 2006. Please see below under "Directors and Executive Officers of the Parent" for current principal occupation with the Parent and for five-year employment history.
Ann O. Baskins	51
		Ms. Baskins was elected Vice President and Secretary in July 2006. She has been a director since July 2006. Please see below under "Directors and Executive Officers of the Parent" for current principal occupation with the Parent and for five-year employment history.
Charles N. Charnas	48
		Mr. Charnas was elected Treasurer and Assistant Secretary in July 2006. He has been a director since July 2006. Please see below under "Directors and Executive Officers of the Parent" for current principal occupation with the Parent and for five-year employment history.

DIRECTORS AND EXECUTIVE OFFICERS OF THE PARENT

        The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of the Parent are set forth below. The business address of each director and executive officer is Hewlett-Packard Company, 3000 Hanover Street, Palo Alto, California 94304. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment currently with the Parent.

        None of the directors and executive officers of the Parent listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. Other than Sari M. Baldauf, Brian Humphries and Catherine A. Lesjak, all directors and executive officers listed below are citizens of the United States.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Directors:
Patricia C. Dunn	53
		Ms. Dunn was named non-executive Chairman of the Board in February 2005. Ms. Dunn was appointed Vice Chairman of Barclays Global Investors, an investment company, in 2002 and served as its Co-Chairman, Chairman and Chief Executive Officer from October 1995 through June 2002.
Lawrence T. Babbio, Jr.	61
		Mr. Babbio has served as Vice Chairman and President of Verizon Communications, Inc. (formerly Bell Atlantic Corporation), a telecommunications company, since 2000. He was a director of Compaq Computer Corporation ("Compaq") from 1995 until the Parent's acquisition of Compaq in May 2002. Mr. Babbio is also a director of ARAMARK Corporation.
Sari M. Baldauf	51
		Ms. Baldauf served as Executive Vice President and General Manager of the Networks business group of Nokia Corporation, a communications company ("Nokia"), from July 1998 until February 2005. She previously held various positions at Nokia since 1983. Ms. Baldauf also serves as a director at SanomaWSOY, F-Secure, the Savonlinna Opera Festival and on the Global Board of the International Youth Foundation.
Richard A. Hackborn	69
		Mr. Hackborn served as the Parent's Chairman of the Board from January 2000 to September 2000. He was the Parent's Vice President, Computer Products Organization from 1990 until his retirement in 1993 after a 33-year career with the Parent.
John H. Hammergren	47
		Mr. Hammergren has served as Chairman of McKesson Corporation, a healthcare services and information technology company ("McKesson"), since July 2002 and as President and Chief Executive Officer of McKesson since April 2001. From July 1999 to April 2001, Mr. Hammergren served as Co-President and Co-Chief Executive Officer of McKesson. Mr. Hammergren is also a director of Nadro, S.A. de C.V. (Mexico) and Verispan LLC.

Mark V. Hurd*	49
		Mr. Hurd has served as Chief Executive Officer of the Parent, President and a member of the Board since April 1, 2005. Prior to that, he served as Chief Executive Officer of NCR Corporation, a technology company ("NCR"), from March 2003 to March 2005 and as President from July 2001 to March 2005. From September 2002 to March 2003 Mr. Hurd was the Chief Operating Officer of NCR, and from July 2000 until March 2003 he was Chief Operating Officer of NCR's Teradata data-warehousing division. Mr. Hurd also served as an Executive Vice President of NCR from July 2000 through July 2001.
Dr. George A. Keyworth II	66
		Dr. Keyworth has served as Chairman and Senior Fellow with The Progress & Freedom Foundation, a public policy research institute, since 1995. He was Science Advisor to the President and Director of the White House's Office of Science and Technology Policy from 1981 to 1986. He also is a director of General Atomics. Dr. Keyworth holds various honorary degrees and is an honorary professor at Fudan University in Shanghai, People's Republic of China.
Robert L. Ryan	63
		Mr. Ryan served as Senior Vice President and Chief Financial Officer of Medtronic, Inc., a medical technology company, from 1993 until his retirement in May 2005. He also is a director of UnitedHealth Group, General Mills and Black and Decker Corporation.
Lucille S. Salhany	60
		Ms. Salhany has served as President and Chief Executive Officer of JHMedia, a consulting company, since 1997. Since 2003, she has been a partner and director of Echo Bridge Entertainment, an independent film distribution company. From 1999 to March 2002, she was President and Chief Executive Officer of LifeFX Networks, Inc., which filed for federal bankruptcy protection in May 2002. From 1994 to 1997, Ms. Salhany was the Chief Executive Officer and President of UPN (United Paramount Network), a broadcasting company. From 1993 to 1994, she was Chairman of Fox Broadcasting Company, a national television network, and from 1991 to 1993 she was Chairman of Twentieth Television, a division of Fox Broadcasting Company. Ms. Salhany was a director of Compaq from 1997 until the Parent's acquisition of Compaq in May 2002.
Robert P. Wayman*	61
		Mr. Wayman has served as Executive Vice President since December 1992 and Chief Financial Officer of the Parent since 1984. Mr. Wayman served as interim Chief Executive Officer from February 2005 through March 2005. He was elected to the Board of Directors of the Parent in February 2005 and previously served on the Board from 1993 to 2002. Mr. Wayman is also a director of Con-way Inc. and Sybase, Inc.

Executive Officers:
Ann O. Baskins	51
		Ms. Baskins was elected Senior Vice President in 2002 after serving as Vice President since November 1999. She has served as General Counsel responsible for worldwide legal matters since January 2000. Ms. Baskins has served as Secretary since 1999.
Gilles Bouchard	46
		Mr. Bouchard was elected Executive Vice President in January 2004. He also served as Chief Information Officer from January 2004 to July 2005. From May 2002 to December 2003, Mr. Bouchard was Senior Vice President of Imaging and Printing Group Operations. From March 2001 to May 2002, he was Vice President and General Manager of the Parent's Business Customer Operations. Mr. Bouchard also served as Vice President of Worldwide Operations for the Parent's Personal Computing Organization from December 1999 to March 2001.
R. Todd Bradley	47
		Mr. Bradley was elected Executive Vice President in June 2005. From October 2003 to June 2005, he served as the Chief Executive Officer of palmOne Inc., a mobile computing company ("palmOne"). Mr. Bradley also served as President and Chief Operating Officer of palmOne from May 2002 until October 2003, and from June 2001 to May 2002 he served as Executive Vice President and Chief Operating Officer of palmOne. Mr. Bradley was the Executive Vice President, Global Operations for Gateway Inc., a technology company, from September 1998 to January 2001.
Charles N. Charnas	48
		Mr. Charnas was elected Assistant Secretary in 1999. He was appointed Vice President and Deputy General Counsel in 2002. Since 1999, he has headed the Corporate, Securities and Mergers and Acquisitions Section of the Parent's worldwide legal department. Mr. Charnas is not an executive officer for purposes of Section 16 of the Securities Exchange Act of 1934.
Jon E. Flaxman	49
		Mr. Flaxman was elected Principal Accounting Officer on February 8, 2005. He was elected Senior Vice President in 2002 after serving as Vice President and Controller since May 2001. From May 1999 to May 2001, he served as Vice President and Chief Financial Officer of the Business Customer Organization.
Brian Humphries	33
		Mr. Humphries was elected Vice President in 2004. Since July 2004, he has served as Vice President of Investor Relations. From August 2003 to June 2004, he was Director of Financial Communications. From May 2002 to July 2003, he was director of Finance for Industry Standard Servers. Before the Parent's acquisition of Compaq, he served as Compaq's Director of Investor Relations from May 1999 to May 2002.
Vyomesh Joshi	52
		Mr. Joshi was elected Executive Vice President in 2002 after serving as Vice President since January 2001. He became President of the Imaging and Printing Group in February 2001. Mr. Joshi also served as Chairman of Phogenix Imaging LLC, a joint venture between the Parent and Kodak, from 2000 until May 2003, when Phogenix was dissolved. From 1999 to 2000, he was Vice President and General Manager of Inkjet Systems. Mr. Joshi also is a director of Yahoo! Inc.

Richard H. Lampman	61	Mr. Lampman was elected Senior Vice President in 2002. He has served as the director of HP Labs since 1999.
Catherine A. Lesjak	47
		Ms. Lesjak was elected Senior Vice President and Treasurer in 2003. From May 2002 to July 2003, she was Vice President of Finance for Enterprise Marketing and Solutions and Vice President of Finance for the Software Global Business Unit. From June 2000 to May 2002, Ms. Lesjak was Controller for the Software Solutions Organization.
Ann M. Livermore	47
		Ms. Livermore was elected Executive Vice President in 2002 after serving as Vice President since 1995. Since May 2004, she has led the Technology Solutions Group. In April 2001, she became President of HP Services. In October 1999, she became President of the Business Customer Organization. Ms. Livermore also is a director of United Parcel Service, Inc.
Catherine T. Lyons	49
		Ms. Lyons was elected Executive Vice President and Chief Marketing Officer in June 2005. From September 2003 to June 2005, she was Senior Vice President of Business Imaging and Printing, and from 2001 to 2003, Ms. Lyons was Vice President and General Manager for the Inkjet Supplies Division. From 1999 to 2001, she was General Manager of the LaserJet Supplies Business and IPG Supplies category.
Randall D. Mott	50
		Mr. Mott was elected Executive Vice President and Chief Information Officer in July 2005. From 2000 to June 2005, Mr. Mott was Senior Vice President and Chief Information Officer of Dell, Inc., a technology company.
Marcela Perez de Alonso	52
		Ms. Perez de Alonso was elected Executive Vice President, Human Resources in January 2004. From 1999 until she joined the Parent in January 2004, Ms. Perez de Alonso was Division Head of Citigroup North Latin America Consumer Bank, in charge of the retail business operations of Citigroup in Puerto Rico, Venezuela, Colombia, Peru, Panama, the Bahamas and the Dominican Republic and also in charge of deposit products for the international retail bank until 2002.
Shane V. Robison	52
		Mr. Robison was elected Senior Vice President in 2002 in connection with the Parent's acquisition of Compaq. He has served as Chief Strategy and Technology Officer since May 2002. Prior to joining the Parent, Mr. Robison served as Senior Vice President, Technology and Chief Technology Officer at Compaq from 2000 to May 2002.

*
Serves as both an executive officer and director of the Parent.

        The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

By Mail:	By Facsimile Transmission:	By Hand or Overnight Courier:
Computershare Trust Company, N.A. Attention: Corporate Actions P.O. Box 43014 Providence, RI 02940-3014	For Eligible Institutions Only: (781) 575-2901 For Confirmation Only Telephone: (781) 575-3631	Computershare Trust Company, N.A. Attention: Corporate Actions 250 Royall Street Canton, MA 02021

        If you have questions or need additional copies of this Offer to Purchase or the Letter of Transmittal, you can call the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022

Stockholders Call Toll-Free: (877) 750-5838
Banks and Brokers Call Collect: (212) 750-5833
E-mail: info@innisfreema.com (materials requests only)

The Dealer Manager for the Offer is:

Merrill Lynch & Co.
Four World Financial Center
New York, New York 10080
Call Toll-Free: (877) 653-2948

QuickLinks

  Exhibit (a)(1)(i)
OFFER TO PURCHASE FOR CASH All Outstanding Shares of Common Stock of MERCURY INTERACTIVE CORPORATION at $52.00 Net Per Share by MARS LANDING CORPORATION a wholly-owned subsidiary of HEWLETT-PACKARD COMPANY
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
QUESTIONS AND ANSWERS
INTRODUCTION
THE TENDER OFFER
ANNEX I DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR
DIRECTORS AND EXECUTIVE OFFICERS OF THE PARENT